Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

TUCOWS INC.,

TING FIBER, INC.,

NETNAMES EUROPEAN HOLDINGS APS,

CSC ADMINISTRATIVE SERVICES LIMITED UK,

and

Corporation Service Company,

as the Guarantor and the Seller Representative

Dated as of March 18, 2019

i

4.3.	No Conflicts	22
4.4.	Brokers	22
4.5.	Litigation	22
4.6.	No Prior Activities	22
4.7.	Non-Reliance	22

ARTICLE V Indemnification		23
5.1.	Indemnification by the Sellers	23
5.2.	Indemnification by the Purchaser and the Parent	24
5.3.	Survival	25
5.4.	Limitations	25
5.5.	Indemnification Procedures for Third Party Claims	27
5.6.	Indemnification Procedures for Direct Claims	28
5.7.	Adjustment to the Purchase Price	28
5.8.	Exclusive Remedy	28

ARTICLE VI Covenants		28
6.1.	General	28
6.2.	Confidentiality	28
6.3.	Non-Solicitation	29
6.4.	Transfer Taxes	30
6.5.	Waiver of Bulk Sales Laws	30
6.6.	Employee Matters	30
6.7.	Disputed Domain Names	31
6.8.	Post-Closing Covenants	31
6.9.	Obligations of Parent	32
6.10.	Accounts Receivable	32
6.11.	Guarantee of Seller Obligations	32
6.12.	Excluded Assets	32
6.13.	Tax Matters	33

ARTICLE VII Definitions		35
7.1.	Defined Terms	35

ARTICLE VIII Miscellaneous		43
8.1.	Fees and Expenses	43
8.2.	Consent to Amendments; Waivers	43
8.3.	Assignment	43
8.4.	Press Releases	43
8.5.	Severability	44
8.6.	Counterparts	44
8.7.	Entire Agreement	44
8.8.	Governing Law; Forum; Waiver of Jury Trial	44
8.9.	Rules of Construction	45
8.10.	Notices	46
8.11.	No Third-Party Beneficiaries	46
8.12.	Seller Disclosure Schedule	47
8.13.	Specific Performance	47
8.14.	Non-Recourse	47
8.15.	Headings	47
8.16.	Seller Representative	47

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 18, 2019, is by and among Tucows Inc., a Pennsylvania corporation (the “Parent”), Ting Fiber, Inc., a Delaware corporation (the “Purchaser”), NetNames European Holdings ApS, an entity organized under the laws of Denmark (“NetNames Denmark”), CSC Administrative Services Limited UK, an entity organized under the laws of the United Kingdom (“CSC UK” and, together with NetNames Denmark, each a “Seller” and, collectively, the “Sellers”), and Corporation Service Company, a Delaware corporation, solely (a) as the guarantor of the obligations of the Sellers under this Agreement pursuant to Section 6.11 (the “Guarantor”) and (b) in its capacity as the Seller Representative hereunder (the “Seller Representative”). Capitalized terms used but not otherwise defined have the meanings set forth in ARTICLE VII.

RECITALS

A.     The Sellers are engaged in the business of providing reseller domain registrar services under the brand Ascio (the “Business”).

B.     NetNames Denmark is the legal and beneficial owner of all of the issued and outstanding Equity Interests of Ascio Technologies, Inc., a Delaware corporation (“Ascio US”).

C.     Ascio US is the legal and beneficial owner of all of the issued and outstanding Equity Interests of Ascio GmbH, an entity organized under the laws of Germany (“Ascio Germany”).

D.    The Sellers desire to sell, and the Purchaser desires to purchase, certain assets of the Business, including the Equity Interests of Ascio US, for the consideration and on the terms set forth in this Agreement.

E.     The Sellers acknowledge that the Purchaser is paying substantial consideration for the Assets and that payment of such consideration will inure to their benefit, and that their agreement to the terms of this Agreement is a material inducement for the Purchaser and the Parent to enter into this Agreement.

F.     Prior to the execution of this Agreement, NetNames Denmark and the Transferred Subsidiaries have entered into the Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Sale and Transfer of Assets; Assumption of Liabilities; Purchase Price; Closing

1.1.     Assets To Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Sellers will sell, convey, assign, transfer, and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, free and clear of any Liens, other than Permitted Liens, all of the Sellers’ right, title, and interest in and to all assets of the Sellers primarily used in the Business other than the Excluded Assets (collectively, the “Assets”), which, for the avoidance of doubt, shall include the following (to the extent primarily used in the Business):

(a)     all of the Equity Interests in Ascio US;

(b)     all fixed assets, office equipment and furniture, software, the Ascio GRP System as described on Schedule 1.1(b), Intellectual Property, Permits, files and records, the names Ascio and any other names and websites associated with the Business and all variations thereof, social media accounts, displays and fixtures, phone and fax numbers, email addresses, and domain names;

(c)     all Contracts, including (i) those Contracts with the customers that are not included in Excluded Assets, (ii) those Contracts with vendors other than those set forth on Schedule 1.2(c), (iii) all Registrar Accreditation Agreements with the counterparties set forth on Schedule 1.1(c)(iii), (iv) all Registry-Registrar Agreements with the counterparties set forth on Schedule 1.1(c)(iv), (v) the reseller agreement with Easily and Speednames, and (vi) the Copenhagen Lease (collectively, the “Assigned Contracts”);

(d)     all of the Sellers’ and the Transferred Subsidiaries’ (i) right, title and interest in the right to be the registrar of record and (ii) rights pursuant to any Contract with a reseller or similar registration service provider, in each case for all Managed Domains that are (A) subject to the terms of or related to the Assigned Contracts or (B) serviced by the Sellers or the Transferred Subsidiaries in connection with the Assigned Contracts and/or the Business (the “Assigned Domains”);

(e)     all current assets as of the Effective Time to the extent such current assets correspond to the line items listed on the Working Capital Statement under “Current Assets”;

(f)     the Closing Cash, as finally determined in accordance with Section 1.9;

(g)     the Prepaid Fees as of the Effective Time;

(h)    all security deposits, earnest deposits and all other forms of deposit or security placed by any Seller under the Copenhagen Lease (the “Copenhagen Lease Deposit”);

(i)     all books of account, general, financial and warranty records, invoices, supplier lists, customer lists, customer account information (including Salesforce data), and other Confidential Information, in each case relating to the Assigned Contracts, the Assigned Domains or the Business;

(j)     except as otherwise required by Law, all employee-related or employee benefit-related files or records relating to Transferred Employees;

(k)     all goodwill and going concern value associated with the Assets and the Sellers’ and the Transferred Subsidiaries’ operation of the Business (except to the extent associated exclusively with Excluded Assets);

(l)     the company seals, Organizational Documents, minute books, shareholder books, books of account, taxpayer and other identification numbers, securities transfer books, blank securities certificates, and other documents relating to the organization, maintenance, and existence of the Transferred Subsidiaries as business entities;

(m)     all rights and claims to the extent related to any of the foregoing or any Assumed Liability; and

(n)     to the extent not covered by clauses (a) to (m) of this Section 1.1, all Related and Incidental Assets primarily used in the Business.

1.2.        Excluded Assets. Notwithstanding anything set forth in Section 1.1, (x) all other rights, properties, and assets of the Sellers not included as Assets, including those set forth in clauses (a) through (r) below, and (y) the assets included in clauses (a) through (r) below, to the extent relating to the Transferred Subsidiaries, in each case are expressly excluded from the purchase and sale contemplated by this Agreement (the “Excluded Assets”):

(a)     the rights of the Sellers under or pursuant to this Agreement and the other Transaction Documents;

(b)     the Managed Domains with the customers set forth on Schedule 1.2(b) (the “Excluded Domains”) and all Contracts with such customers;

(c)     all Contracts with vendors set forth on Schedule 1.2(c);

(d)     unless otherwise accepted in writing by the Purchaser, all Managed Domains for which the registered owner is, to the Knowledge of the Sellers, in dispute, including Managed Domains subject to a dispute/registrar lock status, whether due to UDRP, hijacking, court orders, fraud for non-payment or illegal activities or other internal investigation, all of which are set forth on Schedule 1.2(d) (the “Disputed Domain Names,” together with the underlying Contracts to which the Disputed Domain Names relate, the “Disputed Excluded Contracts”);

(e)     the Real Property Lease for NetNames GmbH’s Munich office and all fixtures and property therein;

(f)     all business insurance policies;

(g)     all Employee Benefit Plans not listed on Schedule 1.4(d);

(h)     (1) all Tax refunds, credits or similar benefits relating to the Business and Assets for Pre-Closing Tax Periods (but only to the extent (i) attributable to amounts actually paid, or economically borne, by the Sellers, and (ii) not related to any refunds or credits attributable to items carried back from a Post-Closing Tax Period or otherwise attributable to a Post-Closing Tax Period) and (2) Tax refunds, credits or similar benefits of the Sellers;

(i)     all Tax Returns of the Sellers;

(j)     the cash of the Sellers (but, for the avoidance of doubt, not including any Prepaid Fees or the Copenhagen Lease Deposit) and all bank accounts of the Sellers;

(k)     the company seals, Organizational Documents, minute books, shareholder books, books of account, taxpayer and other identification numbers, securities transfer books, blank securities certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as business entities;

(l)     all employment, independent contractor or similar Contracts of the Sellers, except such Contracts for Transferred Employees;

(m)     Navision (the accounting system used by the Business);

(n)     all (i) prepaid fees and expenses which have been paid or otherwise placed by any Seller or Transferred Subsidiary and (ii) security deposits, earnest deposits and all other forms of deposit or security placed by any Seller or Transferred Subsidiary, in each case with registries relating to the corporate business conducted by the Sellers or the Transferred Subsidiaries and not primarily related to the Business;

(o)     all of the Equity Interests in the entities set forth on Schedule 1.2(o) (such entities, the “Retained Subsidiaries”);

(p)     all assets that are not primarily used in the Business, including all assets required for back office support of the Sellers following the Closing;

(q)     the assets identified on Schedule 1.2(q); and

(r)     all rights and claims to the extent related to any of the foregoing or any Excluded Liability.

1.3.        Liabilities To Be Assumed. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Purchaser will assume from the Sellers and be responsible for all of the following to the extent primarily related to the Business (the “Assumed Liabilities”); provided, however, that, to the extent the following describe Liabilities of any Transferred Subsidiary, the Purchaser is not assuming such Liabilities but acknowledges that such Transferred Subsidiary shall remain responsible for such Liabilities following the Closing (and provided, further, for the avoidance of doubt, the Sellers and their Affiliates shall not be responsible for any such Liabilities):

(a)     all current Liabilities as of the Effective Time to the extent such current Liabilities correspond to the line items listed on the Working Capital Statement under “Current Liabilities”;

(b)     all Liabilities arising under Assigned Contracts after the Effective Time but only to the extent such Liabilities are required to be performed after the Effective Time and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by any Seller prior to the Closing;

(c)     Liabilities pursuant to Section 6.6;

(d)     the expenses of the Business incurred and due in the Ordinary Course of Business after the Effective Time; and

(e)     all Liabilities, Contracts and commitments, including Taxes and violations of Law, arising out of the conduct or operation of the Business by the Purchaser, the Purchaser’s infringement of the Intellectual Property rights of any third party, or the Purchaser’s ownership or use of the Assets after the Closing Date (with respect to Taxes for periods that include but do not end on the Closing Date, allocated in accordance with the methodology set forth in Section 1.4(a)(i)).

1.4.         Excluded Liabilities. Notwithstanding anything set forth in Section 1.3, all Liabilities of the Sellers and the Transferred Subsidiaries other than the Assumed Liabilities, including all such Liabilities assumed by NetNames Denmark pursuant to the Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement, will remain the sole responsibility of and will be retained, paid, performed, and discharged solely by the Sellers (such Liabilities that are to be retained, paid, performed, and discharged by the Sellers, collectively, the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities will expressly include:

(a)     all Liabilities for Taxes: (i) arising as a result of or with respect to the Business or the Assets (but not, for the avoidance of doubt, the Transferred Subsidiaries, such Tax Liabilities remaining with the Transferred Subsidiaries and for which indemnification is provided in Section 5.1(d)) with respect to any Pre-Closing Tax Period (for purposes of this Agreement, with respect to Taxes imposed on a periodic basis for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis to the extent not based on income, receipts, or expenses, and to the extent based on income, receipts, or expenses, shall be allocated based on a closing of the books method as of the close of business on the Closing Date); (ii) of the Sellers (or any direct or indirect member or shareholder of any of the Sellers) not described in clause (i); or (iii) any Taxes resulting from transactions effectuated prior to the Closing Date and in contemplation of the transactions described in this ARTICLE I, including without limitation the settlement, transfer or restructure of intercompany indebtedness or the distribution or transfer of any assets from or to the Transferred Subsidiaries;

(b)     all Liabilities that arise out of or in connection with any violation of or non-compliance of the Sellers or the Transferred Subsidiaries with any applicable Law occurring prior to the Closing Date;

(c)     all refunds due to third parties arising as a result of or with respect to the Business or the Assets prior to the Effective Time;

(d)     all employer-related Liabilities arising prior to the Effective Time (including under applicable Law and regulations) of the Sellers, the Transferred Subsidiaries, or their Affiliates, including with respect to current or former employees, including for salary, pension, bonus, commissions, or other compensation or payments and with respect to any Employee Benefit Plans maintained by the Sellers, the Transferred Subsidiaries, or their Affiliates, other than Liabilities related to the Employee Benefit Plans listed on Schedule 1.4(d);

(e)     all Liabilities of or relating to the Transferred Subsidiaries arising prior to the Effective Time that are not expressly included in Section 1.3(a);

(f)     all Liabilities relating to or arising out of the Excluded Assets;

(g)     all Transaction Expenses of the Sellers or the Transferred Subsidiaries; and

(h)     all Liabilities of the Sellers or the Transferred Subsidiaries related to Indebtedness.

1.5.         Purchase Price. The consideration for the Assets at the Closing will be the Closing Payment and the assumption of the Assumed Liabilities.

1.6.        The Closing. The closing of the purchase and sale of the Assets and the transactions relating thereto (the “Closing”) will take place on the date of this Agreement by the electronic exchange of documents and other deliverables, including by facsimile or e-mail. The date of the Closing is referred to as the “Closing Date.” The effective time of the Closing is 11:59:59 p.m., Eastern time, on the Closing Date (the “Effective Time”).

1.7.       Closing Estimates. At least three Business Days prior to the Closing, the Seller Representative shall provide to the Purchaser and the Parent a certificate executed by an officer of the Seller Representative setting forth good faith estimates of (a) Working Capital as of December 31, 2018 (the “Estimated Working Capital”), (b) Cash as of the Effective Time (the “Estimated Cash”), and (c) Prepaid Fees as of December 31, 2018 (the “Estimated Prepaid Fees”).

1.8.        Closing Payment. At the Closing, the Purchaser shall pay to the Sellers, by wire transfer of immediately available funds to such account or accounts as have been specified in writing by the Seller Representative to the Purchaser, an amount (the “Closing Payment”) equal to: (a) the Purchase Price; plus (b) the amount of the Copenhagen Lease Deposit; plus (c) the Estimated Working Capital (which amount may be positive or negative); plus (d) the Estimated Cash; plus (e) the Estimated Prepaid Fees.

1.9.         Post-Closing Adjustments.

(a)     The Purchaser shall cause to be prepared and, no later than 120 days after the Closing Date, delivered to the Seller Representative a statement setting forth the Purchaser’s calculation of the Closing Working Capital, the Closing Cash, and the Closing Prepaid Fees (the “Initial Calculation”), together with appropriate supporting information.

(b)     Within 30 days after receipt by the Seller Representative of the Initial Calculation, the Seller Representative may deliver to the Purchaser a written notice (the “Calculation Notice”) either (i) advising the Purchaser that the Seller Representative agrees with and accepts the Initial Calculation or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that the Seller Representative disputes and of what the Seller Representative believes is the correct calculation of the Closing Working Capital, the Closing Cash, and the Closing Prepaid Fees (a “Disputed Calculation”). If the Seller Representative does not submit a Calculation Notice within the 30-day period provided herein, then the Initial Calculation shall become final and shall not be subject to further review, challenge or adjustment. If the Purchaser shall concur with the Calculation Notice, or if the Purchaser shall not object to the Calculation Notice in a writing received by the Seller Representative within 30 days after the Purchaser’s receipt of the Calculation Notice, the calculation of the Closing Working Capital, the Closing Cash, and the Closing Prepaid Fees set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge, or adjustment.

(c)     If the Seller Representative has submitted a Calculation Notice, but the Purchaser and the Seller Representative are unable to resolve any disputes regarding the Closing Working Capital, the Closing Cash, and/or the Closing Prepaid Fees within 20 days after the date of objection to the Calculation Notice, such dispute shall be referred to BDO to resolve the amount of the Closing Working Capital, the Closing Cash, and/or the Closing Prepaid Fees that is in dispute, or if BDO is unwilling or unable (due to a conflict or otherwise) to serve, such other recognized firm of independent financial experts selected by mutual agreement of the Purchaser and the Seller Representative (the “Settlement Arbitrator”), and the determination of the Settlement Arbitrator, which shall be in writing, shall be final and binding on the parties and shall not be subject to further review, challenge, or adjustment absent manifest error. The Settlement Arbitrator shall determine the Closing Working Capital, the Closing Cash, and the Closing Prepaid Fees in accordance with the standards described in this Section 1.9. The Settlement Arbitrator shall be instructed by the Purchaser and the Seller Representative to use its best efforts to reach such determination not more than 30 days after such referral. Nothing herein shall be construed to authorize or permit the Settlement Arbitrator to resolve any specific item in dispute by making an adjustment that is outside the range for such specific item as defined in the Initial Calculation and the Disputed Calculation. The Purchaser and the Seller Representative shall each pay its own costs and expenses incurred in connection with this Section 1.9; provided, however, that the fees and expenses of the Settlement Arbitrator shall be borne by the Sellers, jointly and severally, on the one hand, and the Purchaser and the Parent, jointly and severally, on the other hand, in proportion to the dollar value of the item(s) subject to the dispute determined in favor of the other party.

(d)     If the Adjustment Amount, as finally determined pursuant to this Section 1.9, is positive, then the Purchaser shall deliver to the Sellers, by wire transfer of immediately available funds to such account or accounts as have been specified in writing by the Seller Representative to the Purchaser, an amount equal to the positive amount of the Adjustment Amount; provided, however, that the Seller Representative may direct the Purchaser to hold any portion of a positive Adjustment Amount as a deposit to be applied to registration or hosting of the Excluded Domains after the Closing Date.

(e)     If the Adjustment Amount, as finally determined pursuant to this Section 1.9, is negative, then the Sellers shall deliver to the Purchaser, by wire transfer of immediately available funds to such account or accounts as have been specified in writing by the Purchaser to the Seller Representative, an amount equal to the absolute value of the negative Adjustment Amount.

(f)     Amounts paid pursuant to this Section 1.9 shall be deemed for Tax purposes to be an adjustment to the Purchase Price to the extent permitted by applicable Law. Any payments made by any Person pursuant to this Section 1.9 shall be made within five Business Days after the date on which the Closing Working Capital, the Closing Cash, and the Closing Prepaid Fees are final and binding on the parties.

1.10.      Purchase Price Allocation. The amounts treated as consideration for US federal income Tax purposes paid in connection with the acquisition contemplated by this Agreement shall be allocated among the Assets (and, for US federal income Tax purposes, further among the assets of the Transferred Subsidiaries) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, pursuant to the principles set forth on the attached Schedule 1.10. The Purchaser shall prepare and deliver to the Seller Representative within 30 days following the final determination of the Adjustment Amount pursuant to Section 1.9 a schedule setting forth such allocation consistent with Schedule 1.10 (the “Proposed Allocation”). If the Seller Representative does not deliver written notice of any dispute with such Proposed Allocation (an “Allocation Dispute Notice”) within 30 days after receipt thereof, the Proposed Allocation shall be deemed final for all purposes hereunder. Prior to the end of such 30-day period, the Seller Representative may accept the Proposed Allocation by delivering written notice to that effect to the Purchaser, in which case the Proposed Allocation shall be deemed final for all purposes hereunder. If the Seller Representative delivers an Allocation Dispute Notice within such 30-day period, the Purchaser and the Seller Representative will attempt to resolve such dispute in good faith during the 30-day period following the Purchaser’s receipt of the Allocation Dispute Notice. If the Purchaser and the Seller Representative are unable to agree to a final resolution with respect to the Proposed Allocation within such 30-day period, then the Proposed Allocation shall be submitted immediately to the Settlement Arbitrator for resolution, the costs of which shall be borne in accordance with the cost sharing procedures set forth in Section 1.9(c). Except as required by Law, the parties agree (a) to be bound by the Proposed Allocation as finally determined pursuant to the provisions of this Section 1.10 (the “Final Allocation”), (b) none of the parties will take a position on any Tax Return or in any Proceeding inconsistent with the Final Allocation, and (c) the parties agree that any Tax Returns will be prepared and filed consistently with the Final Allocation.

1.11.     Post-Closing Cooperation. If any consent of a third party is necessary for the sale, transfer, or assignment of any Asset to the Purchaser hereunder and such consent is not obtained as of Closing or if such assignment is not permitted irrespective of consent, then (a) any sale, transfer, or assignment of such Asset shall not be effective unless and until consent reasonably acceptable to the Purchaser has been obtained, and (b) the Sellers and the Purchaser will cooperate following the Closing Date to obtain any such consent and in any reasonable arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under any such Asset, and upon obtaining any such consent, the Sellers shall assign the applicable Asset to the Purchaser for no additional consideration. The Purchaser and the Sellers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Returns, determining a liability for Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Without limiting the scope of the foregoing, the Purchaser and the Sellers shall each make available to the other, as reasonably requested, all information, records, or documents relating to Tax matters of the Business for all taxable periods prior to or including the Closing Date and shall preserve all such information, records, and documents until the expiration of any applicable Tax statute of limitation or extensions thereof.

1.12.     Withholding. Purchaser shall be entitled to deduct and withhold from all amounts payable as consideration for the Assets pursuant to this Agreement all amounts that Purchaser is required to deduct and withhold under any provision of applicable Law. To the extent such amounts are withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid. The Sellers or their Affiliates shall be entitled to deduct and withhold from all amounts paid in connection with this Agreement that are considered compensation to their employees.

ARTICLE II
Closing Deliveries

2.1.         Closing Deliverables of the Sellers. At the Closing, the Seller Representative shall deliver the following to the Purchaser and the Parent:

(a)     a counterpart of this Agreement, duly executed by each Seller, the Seller Representative and the Guarantor;

(b)     a counterpart of the Transition Services Agreement, duly executed by Corporation Service Company;

(c)     the approvals, consents, and waivers listed on Schedule 2.1(c);

(d)     a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by each Seller;

(e)     evidence in form and substance reasonably acceptable to the Purchaser that the Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement has been duly executed by NetNames Denmark and each Transferred Subsidiary and has become effective immediately prior to the Closing;

(f)     a stock certificate evidencing all of the outstanding capital stock of Ascio US, accompanied by a stock power duly executed in blank, in proper form for transfer;

(g)     a copy of the most recent list of shareholders (Gesellschafterliste) of Ascio Germany submitted with the competent commercial register, which shows that Ascio US owns all Equity Interests of Ascio Germany;

(h)     an executed copy of the Framework Agreement by and between Ascio US and Easily Ltd.;

(i)     a non-foreign affidavit from WMB Holdings, Inc., dated as of the Closing Date, and sworn under penalty of perjury in accordance with the requirements of the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Person is not a “foreign person” as defined in Section 1445 of the Code; and

(j)     evidence in form and substance reasonably acceptable to the Purchaser that all Liens (including Liens associated with any Indebtedness, but excluding Permitted Liens) affecting any Asset have been released.

2.2.        Closing Deliverables of the Purchaser and the Parent. At the Closing, the Purchaser and the Parent shall deliver the following to the Sellers:

(a)     the Closing Payment, payable in accordance with Section 1.8;

(b)     a counterpart of this Agreement, duly executed by the Purchaser and the Parent;

(c)     a counterpart of the Transition Services Agreement, duly executed by the Purchaser; and

(d)     a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Purchaser.

ARTICLE III
Representations and Warranties of the Sellers

As a material inducement to the Purchaser and the Parent to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers hereby represent and warrant to the Purchaser and the Parent, except as set forth in the Seller Disclosure Schedule supplied by the Sellers to the Purchaser dated as of the date hereof (the “Seller Disclosure Schedule”), as follows:

3.1.     Organization. Each Seller is an entity duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Seller has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted. Each Seller is duly registered, licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Assets or the operation of the Business as currently conducted requires such registration, licensure or qualification, except where the failure to be so registered, licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2.     Power and Authority; Enforceability. Each Seller has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and any ancillary agreements entered into in connection with this Agreement (this Agreement, together with such other ancillary agreements, collectively, the “Transaction Documents”) to which it is a party. Each Seller’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and each of the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller, and such Transaction Documents constitute the legal, valid, and binding obligations of each Seller, respectively, enforceable against such Seller in accordance with their respective terms except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally or (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

3.3.     No Conflicts. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement and the other Transaction Documents, nor the performance of the provisions hereof or thereof to be performed by the Sellers, nor the transactions contemplated hereby or thereby, including the purchase and sale of the Assets and assumption of the Assumed Liabilities pursuant hereto, (in each case, with or without the giving of notice or lapse of time, or both) will, directly or indirectly, (a) violate or conflict with the Organizational Documents of any Seller or Transferred Subsidiary; (b) violate or conflict, in any material respect, with any Law or any decree, determination, award, or other order of any Governmental Entity that is applicable to any Seller, any Transferred Subsidiary, the Business or the Assets; (c) result in or constitute a default, violation, or breach of any Material Contract or Permit; or (d) result in the creation of any Liens upon any of the Assets. Except as set forth in Schedule 3.3, no consent, approval, order, or authorization of or from, or registration, notification, declaration, or filing with, any Person, including any Governmental Entity, is required in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document by any Seller, the consummation by any Seller of the transactions contemplated herein or therein, or the assignment of any Material Contract.

3.4.         Title to Assets; Sufficiency.

(a)     The Sellers or the Transferred Subsidiaries own, have a valid leasehold interest in, or have a valid license to use all of the Assets. The Assets are free and clear of all Liens, except Permitted Liens. NetNames Denmark is the direct legal and beneficial owner of, and has good and marketable title to, the Equity Interests of Ascio US, free and clear of all Liens, except Permitted Liens. NetNames Denmark has the right, authority, and power to sell, assign and transfer the Equity Interests of Ascio US in accordance with the terms of this Agreement. Ascio US is the direct legal and beneficial owner of, and has good and marketable title to, the Equity Interests of Ascio Germany, free and clear of all Liens, except Permitted Liens.

(b)     To the Knowledge of the Sellers, all Managed Domains are properly registered. The total number of Managed Domains to be transferred from the Sellers to the Purchaser pursuant to this Agreement (including through the Transferred Subsidiaries) is not less than 1,750,000. Set forth on Schedule 3.4(b) is a list of the top 20 top-level domains of the Business based on the number of domains serviced by the Sellers and the Transferred Subsidiaries (the “Top TLDs”).

(c)     The Assets are free from any material defects, and are in an operating condition and repair (subject to normal wear and tear and maintenance in the Ordinary Course of Business) adequate and suitable for the purposes for which such Assets are presently used. The Assets, together with the services, assets, and resources to be provided or made available under the Transition Services Agreement, are sufficient for the conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.

3.5.        Intellectual Property Rights. Set forth on Schedule 3.5(a) is a list of all patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications, domain names, and registered copyrights that are used solely in the Business and owned by any of the Sellers or the Transferred Subsidiaries. All of the intellectual property listed on Schedule 3.5(a) is owned by a Seller or a Transferred Subsidiary free and clear of all Liens, except Permitted Liens, and is subsisting and enforceable (to the extent such concepts apply and, with respect to U.S. Copyrights, assuming registration when required for enforcement), and have not been abandoned or cancelled (to the extent such concepts apply). Set forth on Schedule 3.5(b) is a list of all Contracts pursuant to which a Seller or a Transferred Subsidiary is licensed to use patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, indicia of origin, proprietary rights, trade names, domain names, web site content, copyrights, works of authorship, software, formulae, technology, trade secrets and know how (collectively, “Intellectual Property”) of a third party used in the Business as conducted prior to Closing (“Licensed Intellectual Property”), other than licenses (i) for off-the-shelf or commercial software (including publicly-available software) for the internal use of a Seller or a Transferred Subsidiary (including for purposes of offering products) on a “click-through”, “shrink-wrap” or similar basis, or (ii) from suppliers and distributors granted in the Ordinary Course of Business. The Licensed Intellectual Property, together with the Intellectual Property owned by the Sellers and the Transferred Subsidiaries, comprises all of the Intellectual Property required to conduct the Business as conducted prior to Closing. To the Knowledge of the Sellers, neither the Intellectual Property owned by the Sellers or the Transferred Subsidiaries, nor the conduct of the Business as conducted prior to Closing, infringes, misappropriates, violates or otherwise conflicts with the rights of any other Person. In the three years prior to Closing, none of the Sellers nor any of the Transferred Subsidiaries have received written notice from any Person claiming that the Intellectual Property owned by the Sellers or the Transferred Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the rights of any other Person. No claim by any other Person contesting the validity, enforceability, use, or ownership of the Intellectual Property owned by the Sellers or the Transferred Subsidiaries has been made or, to the Knowledge of the Sellers, is threatened. To the Knowledge of the Sellers, no other Person is infringing, misappropriating or otherwise violating the Intellectual Property owned by the Sellers or the Transferred Subsidiaries.

3.6.        Litigation. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against any Seller or Transferred Subsidiary or to which any Seller or Transferred Subsidiary is a party with regard to the Assets, the Assumed Liabilities, or the Business. No Seller or Transferred Subsidiary is in breach or default with respect to, or subject to, any order of any court or other Governmental Entity with respect to the Business or the Assets. Schedule 3.6 lists all Proceedings against the Sellers or the Transferred Subsidiaries at law or in equity that have occurred since January 1, 2017 with respect to the Business or the Assets. The representations and warranties set forth in this Section 3.6 do not apply with respect to Taxes.

3.7.        Compliance with Laws; Permits. The Transferred Subsidiaries and, with respect to the Business and the Assets, the Sellers, are in compliance in all material respects with all applicable Laws. The Transferred Subsidiaries and, with respect to the Business and the Assets, the Sellers, are in compliance in all material respects with all applicable rules, regulations and guidelines published by ICANN and any regional internet registry, country internet registry or organization that performs a similar function. Except for normal course complaints regarding whois accuracy, since January 1, 2016, no Seller or Transferred Subsidiary has received any written notice of any violations of any rules, regulations or guidelines of or any warning or cease and desist order related to the conduct of the Business from ICANN or any regional internet registry, country internet registry or organization that performs a similar function or been party to or subject to any dispute resolution processor audit initiated or managed by ICANN or any regional internet registry, country internet registry or organization that performs a similar function related to the conduct of the Business, in each case which has not been closed or satisfactorily resolved without further Liability on the part of any Transferred Subsidiary. The Sellers and the Transferred Subsidiaries have obtained and maintained in full force and effect all permits, approvals, registrations, franchises, licenses, certificates, certifications, accreditations, or other authorizations of any Governmental Entity or other Person (“Permits”) which are both material and required to operate the Business as presently conducted in the Ordinary Course of Business. Since January 1, 2016, no Seller or Transferred Subsidiary has received from any Governmental Entity any written notice alleging the failure to hold any Permit or any violation by any Seller or Transferred Subsidiary of, or any Proceedings, pending or threatened, challenging the validity of or seeking to discontinue any Permits. The representations and warranties set forth in this Section 3.7 do not apply with respect to Taxes.

3.8.         Indebtedness; Solvency.

(a)     Neither the Sellers nor the Transferred Subsidiaries have any Indebtedness related to the Business or the Assets.

(b)     No Seller is now insolvent, and no Seller will be rendered insolvent by the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of the Sellers exceed the present fair saleable value of the Sellers’ assets.

3.9.          Financial Statements; Accounts Receivable.

(a)     Attached hereto as Schedule 3.9 are (a) the balance sheet of the Business as of December 31, 2017, and the related profit and loss statement of the Business for the fiscal year ended December 31, 2017, and (b) the balance sheet of the Business as of December 31, 2018, and the related profit and loss statement of the Business for the fiscal year ended December 31, 2018 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.9, the Financial Statements were derived from the books and records of the Sellers and the Transferred Subsidiaries, which are accurate and complete, and prepared in accordance with GAAP, subject to the absence of footnotes. Except as set forth on Schedule 3.9, the Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Business, including each of the Transferred Subsidiaries, as of the dates thereof and for the periods involved. All books and records of the Sellers and the Transferred Subsidiaries with respect to the Business have been maintained in accordance with the usual and customary practices of the Sellers and the Transferred Subsidiaries.

(b)     Each of the Transferred Subsidiaries and, with respect to the Business, each of the Sellers, maintains proper and adequate internal accounting controls which provide assurance regarding (i) the reliability of the Financial Statements and (ii) prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Business.

(c)     All of the Accounts Receivable (i) represent bona fide transactions that arose in the Ordinary Course of Business and (ii) constitute only valid, undisputed claims which are not subject to any setoffs or counterclaims.

3.10.      Absence of Certain Developments. Except as set forth on Schedule 3.10, since December 31, 2018 the Sellers and the Transferred Subsidiaries have conducted the Business only in the Ordinary Course of Business and there has not been, in the case of clauses (e) through (n) below with respect to the Business or relating to the Assets, any:

(a)     amendment of or any changes to the Organizational Documents of any of the Transferred Subsidiaries;

(b)     split, combination or reclassification of any Equity Interests of any of the Transferred Subsidiaries;

(c)     issuance, sale or other disposition of any Equity Interests of the Transferred Subsidiaries, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) or entrance into any Contract with respect to the conversion, exchange, registration or voting of, any Equity Interests of the Transferred Subsidiaries;

(d)     declaration or payment of any dividends or distributions on or in respect of the Equity Interests of the Transferred Subsidiaries, other than (i) ordinary course distributions from a Transferred Subsidiary to its parent or (ii) pursuant to the Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement, or redemption, purchase or acquisition of any Equity Interests of the Transferred Subsidiaries;

(e)     cancellation, waiver, or release in writing of any material right or claim in excess of $25,000 individually;

(f)     sale, assignment, license, or transfer of any of its assets in excess of $25,000, except for sales in the Ordinary Course of Business;

(g)     loss, damage, destruction, or casualty loss or waiver of any rights of material value, in each case in excess of $25,000, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(h)     borrowing of any amount or incurrence or becoming subject to any material Liabilities, except Liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts entered into in the Ordinary Course of Business;

(i)     commencement of any Proceeding or settlement or compromise of any pending or threatened Proceeding;

(j)     sale, assignment, transfer, abandonment, or lapse of any Permits associated with the Business;

(k)     receipt of notice from any of its Top Suppliers of an increase in the cost of goods or services by more than 5%;

(l)     change in its billing or collection of receivables and payment of trade payables other than in the Ordinary Course of Business;

(m)     event, occurrence or development that has had, or, to the Knowledge of the Sellers, would reasonably be expected to have, a Material Adverse Effect;

(n)     entrance into any other material transaction, other than in the Ordinary Course of Business; or

(o)     arrangement or commitment by the Sellers or the Transferred Subsidiaries to do any of the foregoing.

3.11.        Labor Relations; Benefit Plans. Except as set forth on Schedule 3.11:

(a)     No Seller or Transferred Subsidiary is a party to any collective bargaining agreement covering any Transferred Employee, and no union or association of employees has been certified or recognized as the collective bargaining representative of any Transferred Employee or has attempted to engage in negotiations regarding terms and conditions of employment of such employees. No unfair labor practice charge, work stoppage, picketing, or other such activity relating to labor matters of the Sellers or the Transferred Subsidiaries relating to the Transferred Employees are pending as of the Closing Date. To the Knowledge of the Sellers, there are no current or threatened attempts to organize or establish any labor union or employee association to represent any Transferred Employee.

(b)     With respect to the Transferred Employees, the Sellers and the Transferred Subsidiaries are in material compliance with all requirements of all applicable Laws governing employment and employee relations, including Laws relating to employment discrimination, civil rights, equal pay, wages, hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, or the withholding and payment of income, social security or similar Taxes, and any similar Laws of any foreign jurisdiction. To the Knowledge of the Sellers, no Proceedings relating to any such Laws with respect to any Transferred Employee are pending or have been threatened as of the Closing Date. The Purchaser will have no Liability to any Transferred Employee (or to any Governmental Entity with respect to any such employee) under any such Law relating to claims arising out of or related to any event occurring on or before the Closing Date, unless such Law only applies to the Purchaser or the Transferred Subsidiaries and does not apply to the Sellers.

3.12.     Employees. Schedule 3.12 lists (a) all Persons employed by the Sellers to whom the Purchaser shall offer employment as of the Closing Date or whose employment transfers automatically to the Purchaser pursuant to applicable Law, subject to any right to object to such automatic transfer of employment under applicable Law, and (b) all Persons employed by the Transferred Subsidiaries and who will continue to be employed by a Transferred Subsidiary following the Closing (collectively, the “Transferred Employees”). Schedule 3.12 states, with respect to each Transferred Employee, their current compensation (hourly rate of pay or salary, bonuses, and other incentive compensation, as applicable), their accrued personal leave time (which is utilized by employees for vacation, and to the extent permitted by mandatory applicable Law, sick days) as of the Closing Date, the commencement date of their employment, and the entity that currently employs such Transferred Employee, and any other information that the Sellers are required to disclose by the Laws of the employee’s jurisdiction (including the UK’s Transfer of Undertakings (Protection of Employment) regulations). Except as set forth on Schedule 3.12, there are no written employment, severance, or termination agreements accruing to the benefit of any Transferred Employee, and no Transferred Employee has given notice of any intent to leave his or her employment.

3.13.       Tax Matters.

(a)      The Sellers and the Transferred Subsidiaries have timely filed (taking into account extensions of time to file) all material Tax Returns that the Sellers or the Transferred Subsidiaries were required to file with respect to the Transferred Subsidiaries and the Assets. WMB Holdings, Inc. has timely filed (taking into account extensions of time to file) all income Tax Returns it was required to file that include income of the Sellers or the Transferred Subsidiaries for US income Tax purposes. All material Taxes with respect to the Assets and/or the Transferred Subsidiaries due and payable have been paid or properly accrued. Except as set forth on Schedule 3.13(a), each of the Transferred Subsidiaries has paid or has accrued as a Liability in the Financial Statements all Taxes required to be paid by it for all Pre-Closing Tax Periods. Except as set forth on Schedule 3.13(a), the unpaid Taxes of the Transferred Subsidiaries did not, as of the Closing Date, exceed (x) the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements or (y) the reserve described in clause (x) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Transferred Subsidiaries in filing Tax Returns.

(b)     No written claim has been made by a Governmental Entity in the past five years in a jurisdiction where the Sellers or the Transferred Subsidiaries do not file Tax Returns that any Seller or Transferred Subsidiary is, or may be, subject to taxation by that jurisdiction. There are no Liens on any of the Assets, other than Permitted Liens.

(c)     There is not outstanding any written notice received by the Sellers or the Transferred Subsidiaries from any Governmental Entity that any Seller or Transferred Subsidiary is subject to an audit or investigation that could result in the payment by any Seller or Transferred Subsidiary of additional Taxes with respect to the Assets and there are no audits or similar investigations being conducted with respect to the Assets or Transferred Subsidiaries. There is no outstanding dispute or claim concerning any Tax of the Sellers or the Transferred Subsidiaries with respect to the Assets that has been claimed or raised by any Governmental Entity in writing or, to the Knowledge of the Sellers, threatened.

(d)     Except as set forth on Schedule 3.13(d), no Transferred Subsidiary (i) is a party to or is bound by or obligated under any agreement the principal purpose of which is Tax sharing or allocation, (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is a Transferred Subsidiary), (iii) has any material liability for Taxes of any Person (other than a Transferred Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-US Tax Law), as transferee, successor or otherwise, (iv) is or has been subject to any Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction, (v) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-US Tax Law), private letter ruling or other written agreement with a Governmental Entity regarding Taxes or Tax matters, (vi) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (vii) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(e)     None of the Transferred Subsidiaries has (i) been a party to or has participated in any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-US Tax Law) or, (ii) transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(f)     No Transferred Subsidiary will be required to include any (i) material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of any (A) change in method of accounting for a Pre-Closing Period, (B) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (C) prepaid amount received on or prior to the Closing Date, or (D) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-US Tax Law) executed on or before the Closing Date- or (ii) amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code.

(g)     None of the Transferred Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)     Ascio US is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) and has been at all times since April 4, 2017 and will be up to and including the Closing Date.

3.14.        Material Contracts.

(a)          Schedule 3.14 contains a complete and accurate list of each Contract described in clauses (i) through (xiv) below by which any of the Assets are bound or affected or to which any Seller or Transferred Subsidiary is a party or by which any Seller or Transferred Subsidiary is bound with respect to the Business or the Assets (“Material Contracts”):

(i)     any Registrar Accreditation Agreement relating to the Top TLDs;

(ii)     any Registry-Registrar Agreement relating to the Top TLDs;

(iii)     any Contract with a Top Customer;

(iv)     any Contract with a Top Supplier;

(v)     any Contract for the acquisition or sale of any securities or any substantial portion of the assets or business of or to any other Person whether completed or pending;

(vi)     any Contract with a Governmental Entity;

(vii)     any indenture, mortgage, note, loan agreement, equipment financing agreement, installment obligation, or other Contract relating to Indebtedness;

(viii)     any Contract for capital expenditures with remaining obligations in excess of $25,000;

(ix)     any Contract that restricts or purports to restrict the ability of a Seller or a Transferred Subsidiary to engage in the Business or any line of business, compete with any Person, compete in any jurisdiction or geographical area, or solicit or hire any Person for business, employment, or other purposes;

(x)     any Contract involving payments during a 12-month period of $25,000 or more, pursuant to which a Seller or Transferred Subsidiary is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property;

(xi)     any distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, alliance, joint venture, marketing, or similar Contract;

(xii)     any employment or similar agreement that provides for a Transferred Employee to be paid any amount or receive any benefit solely as a result of the consummation of any of the transactions contemplated by this Agreement;

(xiii)     any Contract relating to Intellectual Property that is used in the conduct of the Business, other than commercially available, non-customized “off-the-shelf” software licenses licensed to a Seller; and

(xiv)     any Contract whereby a Seller or a Transferred Subsidiary is paying a royalty to any Person.

(b)     The Sellers and the Transferred Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and there are no defaults, to the Knowledge of the Sellers, by any counterparty thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Sellers or the Transferred Subsidiaries under any such Material Contract, including the consummation of the transactions contemplated by this Agreement.

(c)     Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement of the applicable Seller or Transferred Subsidiary, except to the extent that its enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

3.15.      Related Party Transactions. Except (a) as set forth on Schedule 3.15, (b) for intercompany transactions occurring in the Ordinary Course of Business, or (c) employment arrangements entered into in the Ordinary Course of Business and Employee Benefit Plans, no officer, employee, director, equityholder or Affiliate of a Seller or a Transferred Subsidiary (i) is a party to any Contract with a Seller or a Transferred Subsidiary; (ii) has any interest in any property, asset, or right used by a Seller or a Transferred Subsidiary in connection with the Business; or (iii) owes any money to, or is owed any money by, a Seller or a Transferred Subsidiary.

3.16.       Brokers. None of the Sellers, the Transferred Subsidiaries, or any of their respective officers, directors, managers, employees, stockholders, members, partners, or Affiliates has entered into any Contract, agreement, arrangement, or understanding with any broker, finder, or similar agent or any Person which has or will result in any such broker, finder or similar agent or any Person being entitled to any finder’s fee, brokerage fee or commission, or similar payment in connection with the transactions contemplated by this Agreement.

3.17.       Real Property.

(a)     No Seller or Transferred Subsidiary owns any real property, and no Transferred Subsidiary leases any Real Property.

(b)     The Copenhagen Lease is in full force and effect and no Seller or Transferred Subsidiary has received written notice of any cancellation or termination of the Copenhagen Lease. The amount of the Copenhagen Lease Deposit is 568,000 Danish kroner. Neither the Sellers, the Transferred Subsidiaries, nor, to the Knowledge of the Sellers, the other party thereto is in default under the Copenhagen Lease, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default. The Copenhagen Lease is a legal, valid, and enforceable obligation of NetNames Denmark and, to the Knowledge of the Sellers, the Copenhagen Lease is a legal, valid, and enforceable obligation of the other party thereto, except to the extent that its enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

3.18.        Customers and Suppliers.

(a)     Schedule 3.18(a) sets forth a list of the top 30 customers of the Business with respect to dollar volume of billings for the twelve-month period ended September 30, 2018 (“Top Customers”). Except as set forth on Schedule 3.18(a), since June 30, 2018, no Seller or Transferred Subsidiary has received any written notice from any Top Customer to the effect that such Top Customer will stop, materially decrease the rate of, or materially adversely change the terms (whether related to payment, price, or otherwise) with respect to purchasing products or services from the Sellers or the Transferred Subsidiaries.

(b)     Schedule 3.18(b) sets forth a list of the top five suppliers of the Business with respect to dollar volume of purchases for the twelve-month period ended September 30, 2018 (“Top Suppliers”). Except as set forth on Schedule 3.18(b), since June 30, 2018, no Seller or Transferred Subsidiary has received any written notice from any Top Supplier to the effect that any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price, or otherwise) with respect to selling products or services to the Sellers or the Transferred Subsidiaries.

3.19.       Certain Business Practices.

(a)     No Seller, Transferred Subsidiary, nor, to the Knowledge of the Sellers, any of their respective officers, directors, employees, agents, or Affiliates has, since January 1, 2016, directly or knowingly indirectly, (i) offered, promised, made, or received any payment of anything of value to or from any Person, or (ii) taken any other action, in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any applicable Law enacted in any applicable jurisdiction in connection with, or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any similar applicable Laws issued, administered, or enforced by a Governmental Entity (collectively, “Bribery Laws”), nor is any Seller, any Transferred Subsidiary or, to the Knowledge of the Sellers, any of their respective officers, directors, employees, agents, or Affiliates, the subject of any current, pending, or, to the Knowledge of the Sellers, threatened Proceeding for violations of any applicable Bribery Laws by any Governmental Entity in any country in which a Seller or a Transferred Subsidiary conducts business.

(b)     No Seller, Transferred Subsidiary, nor, to the Knowledge of the Sellers, any of their respective officers, directors, employees, agents, or Affiliates is engaging or has engaged, since January 1, 2016, in any transactions or other dealings with or involving any country, entity, or Person in violation of any applicable (i) sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, or other applicable sanctions authority, (ii) export controls administered or enforced by any relevant Governmental Entity including the Export Administration Regulations administered by the U.S. Department of Commerce, or (iii) anti-boycott Laws (collectively, “Trade Controls”), in each case, except as permitted under applicable Laws. No Seller, Transferred Subsidiary, nor, to the Knowledge of the Sellers, any of their respective officers, directors, employees, agents, or Affiliates is the subject of any current, pending, or, to the Knowledge of the Sellers, threatened Proceeding for violations of any applicable Trade Controls by any Governmental Entity in any country in which a Seller or a Transferred Subsidiary conducts business.

(c)     The Sellers with respect to the Business and the Transferred Subsidiaries have instituted, maintained, monitored and complied with policies and procedures designed to ensure continued compliance with the Bribery Laws and the Trade Controls.

3.20.       Transferred Subsidiaries.

(a)     Schedule 3.20(a) sets forth for each Transferred Subsidiary: (i) the name of such Transferred Subsidiary and its jurisdiction of incorporation or formation; (ii) its authorized capitalization; (iii) the number and class of its issued and outstanding Equity Interests; and (iv) the Person that is the beneficial and record holder of such Equity Interests. All of the issued and outstanding Equity Interests of each Transferred Subsidiary are owned beneficially and of record by the Person specified on Schedule 3.20(a) free and clear of all Liens (other than Permitted Liens). Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire the Equity Interests of Ascio US, free and clear of all Liens (other than Permitted Liens), and will be the beneficial and legal owner of such Equity Interests. All of the issued and outstanding Equity Interests of each Transferred Subsidiary have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws. None of the issued and outstanding Equity Interests of any Transferred Subsidiary were issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or rights to purchase or otherwise acquire any Equity Interests of any Transferred Subsidiary, and no Transferred Subsidiary is obligated to issue, grant, extend or enter into any such options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or rights to purchase or otherwise acquire any Equity Interests of any Transferred Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or equity, profit participation, liquidity event participation or similar rights with respect to the Equity Interests of the Transferred Subsidiaries. Except as set forth on Schedule 3.20(a), None of the Transferred Subsidiaries (i) owns any Equity Interests in any other Person, (ii) controls any Person, (iii) has any investments in, or holds any interest, directly or indirectly, in, any Person, or (iv) has any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

(b)     Each Transferred Subsidiary is an entity duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Transferred Subsidiary has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted. Each Transferred Subsidiary is duly registered, licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Assets or the operation of the Business as currently conducted requires such registration, licensure or qualification, except where the failure to be so registered, licensed, qualified or in good standing would not have a Material Adverse Effect.

3.21.      Bank Accounts. Schedule 3.21 lists all bank accounts, lock boxes, and safe deposit boxes of the Transferred Subsidiaries, specifying with respect to each (a) the name and address of the bank or other financial institution, (b) the account number, and (c) all Persons that have signing authority or other access thereto.

3.22.      Knowledge. For the purposes of any representation or warranty qualified by “Knowledge of the Sellers,” “knowledge” or similar qualification, the Sellers represent that Paul Ashworth, Jim Stoltzfus, Mark Calandra and John Schwartz have inquired in good faith of Jørgen Christensen with respect to the content of such representation or warranty and that such Persons have knowledge of any information provided by Jørgen Christensen in response thereto.

3.23.      Exclusivity of Representations. Except for the representations and warranties expressly set forth in this ARTICLE III, no Seller, Transferred Subsidiary, nor any other Person makes any other express or implied representation or warranty with respect the Sellers, the Transferred Subsidiaries, the Assets, the Business, or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers, the Transferred Subsidiaries, any of their respective Affiliates or representatives, or any other Person. Except for the representations and warranties expressly set forth in this ARTICLE III, the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser the Parent, or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser, the Parent, or their respective Affiliates or representatives by any Seller, any Transferred Subsidiary, or any of their respective Affiliates or representatives).

ARTICLE IV
Representations and Warranties of the Purchaser and the Parent

As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser and the Parent hereby represent and warrant to the Sellers as follows:

4.1.        Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser possesses all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of Pennsylvania. The Parent possesses all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

4.2.          Power and Authority; Enforceability.

(a)     The Purchaser has all requisite power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. Each Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser, and each such Transaction Document constitutes the legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (ii) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

(b)     The Parent has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution and delivery by the Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Parent. Each Transaction Document to which the Parent is a party has been duly executed and delivered by the Parent, and each such Transaction Document constitutes the legal, valid, and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (ii) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

4.3.       No Conflicts. Neither the execution and delivery of any Transaction Documents to which it is a party by the Purchaser or the Parent, nor the consummation by the Purchaser or the Parent of the transactions contemplated by such Transaction Documents will (a) conflict with or violate any provision of the Organizational Documents of the Purchaser or the Parent, (b) violate or conflict with any Law or any decree, determination, award, or other order of any Governmental Entity that is applicable to the Purchaser or the Parent; (c) require any authorization, consent, approval, order, exemption, or other action by or notice to any court, other Governmental Entity, or other Person; or (d) result in or constitute a default, violation, or breach under any Contract to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent may be bound, except in the case of subsections (b), (c), and (d), as would not reasonably be expected to materially impair or delay the ability of the Purchaser or the Parent to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party.

4.4.        Brokers. None of the Purchaser, the Parent or any of their respective officers, directors, managers, employees, stockholders, members, partners, or Affiliates has entered into any Contract, agreement, arrangement, or understanding with any broker, finder, or similar agent or any Person which has or will result in any such broker, finder or similar agent or any Person being entitled to any finder’s fee, brokerage fee or commission, or similar payment in connection with the transactions contemplated by this Agreement.

4.5.         Litigation. There is no Proceeding pending or, to the knowledge of the Parent, threatened against the Purchaser or the Parent seeking to prevent or challenge the transactions contemplated by this Agreement.

4.6.         No Prior Activities. The Purchaser was formed by the Parent for the sole purpose of engaging in the transactions contemplated hereby, and, except for obligations incurred in connection with its formation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Purchaser has not incurred any Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.7.         Non-Reliance.

(a)     The Purchaser and the Parent are not relying on any representation, warranty, agreement, statement, document, record, report, projection, material, or information made or provided by the Sellers, the Transferred Subsidiaries, or any of their Affiliates or representatives except as expressly set forth in ARTICLE III of this Agreement. The Purchaser and the Parent further acknowledge that no promise or inducement for this Agreement has been made to the Purchaser or the Parent except as set forth in ARTICLE III of this Agreement. The Purchaser and the Parent acknowledge that no representative of the Sellers, the Transferred Subsidiaries, or other Person has, or has been given, the express, implied, or apparent authority to make or negotiate any representations, warranties, or agreements not specifically set forth in this Agreement.

(b)     The Purchaser and the Parent acknowledge that, except for the representations and warranties contained in ARTICLE III of this Agreement, neither the Sellers, the Transferred Subsidiaries nor any of their Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Purchaser or the Parent or any other Person, express or implied, at law or in equity, on behalf of the Sellers or the Transferred Subsidiaries.

(c)     The Purchaser and the Parent further acknowledge and agree that, except for the representations and warranties contained in ARTICLE III of this Agreement, none of the Sellers, the Transferred Subsidiaries, any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Transferred Subsidiaries, the Assets, the Business, or the transactions contemplated hereby, or as to habitability, merchantability, or fitness for any particular purpose of any Assets, the nature or extent of any Liabilities, the prospects of the Business, or the effectiveness or the success of any operations, and none of the Sellers, the Transferred Subsidiaries, any of their Affiliates, or any other Person will have or be subject to any Liability to the Purchaser, the Parent, or any other Person resulting from the distribution to the Purchaser, the Parent, or their Affiliates or representatives, or the Purchaser’s or the Parent’s use of, any such information, including (i) any management presentations (including responses to any questions, whether oral or written), confidential memoranda, or other publications distributed on behalf of the Sellers, the Transferred Subsidiaries, or any of their Affiliates; (ii) any information included in any data room (electronic or otherwise) or otherwise provided to the Purchaser, the Parent, or their Affiliates or representatives (whether orally or in writing), or any other document, information, or projection in any form provided to the Purchaser, the Parent, or their Affiliates or representatives in connection with the transactions contemplated by this Agreement; or (iii) the pro-forma financial information, projections, or other forward-looking statements related to the Sellers, the Transferred Subsidiaries, or the Business provided or made in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE V
Indemnification

5.1.     Indemnification by the Sellers. From and after the Closing, the Sellers shall indemnify, defend, and hold harmless the Purchaser, the Parent, the Transferred Subsidiaries, and each of their officers, managers, directors, employees, members, shareholders, Affiliates, representatives, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Purchaser Indemnified Parties for, any and all losses, Liabilities, damages, claims, charges, interest, penalties, fees, costs, and expenses (including reasonable and documented attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any Proceeding, claim, or demand) (collectively, “Damages”), of any kind or character, regardless of whether or not such Damages relate to any third party claim, incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, arising out of or in any manner incident, relating, or attributable to:

(a)     any inaccuracy in any representation or warranty of the Sellers contained in ARTICLE III of this Agreement (as qualified by reference to the Seller Disclosure Schedule; for the avoidance of doubt, the definitions used in this Agreement will be applied to the representations and warranties contained in ARTICLE III of this Agreement where applicable);

(b)     any breach or failure by any Seller to perform any covenant, obligation or agreement to be performed by it under this Agreement;

(c)     the Excluded Liabilities; and

(d)     any of the following amounts (i) any Taxes of the Transferred Subsidiaries or with respect to the Assets with respect to a Pre-Closing Tax Period (allocated, for a Straddle Period, in accordance with the methodology set forth in Section 1.4(a)(i)), (ii) any and all withholding Taxes imposed with respect to payment to the Sellers under Section 1.8 of this Agreement, (iii) any increase in a Tax liability of a Transferred Subsidiary resulting from such Transferred Subsidiary being liable for any Taxes for a Pre-Closing Tax Period of any Person (other than a Transferred Subsidiary) (1) which is or has ever been affiliated for Tax purposes with the Transferred Subsidiary or with whom the Transferred Subsidiary otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, in each case prior to the Closing Date (including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-US Tax Law) or (2) as transferee or successor, by Contract or otherwise by reason of an agreement, event or transaction entered into prior to the Closing Date, (iv) Taxes that are Excluded Liabilities and (v) any and all penalties and interest imposed on any item addressed in clauses (i)-(iv) including without limitation any and all penalties and interest imposed for failure to properly report such Taxes; except, in each case, to the extent (x) paid pursuant to Section 6.13(a), (y) taken into account in the Purchase Price as finally determined in accordance with Section 1.9 or (z) such Tax is attributable to any action taken by Purchaser outside the ordinary course of business (not otherwise specifically contemplated by this Agreement) with respect to any of the Transferred Subsidiaries or the Assets after the Closing on the Closing Date.

5.2.       Indemnification by the Purchaser and the Parent. From and after the Closing, the Purchaser and the Parent shall indemnify, defend, and hold harmless the Sellers and each of their officers, managers, directors, employees, members, shareholders, Affiliates, representatives, successors, and assigns (collectively, the “Seller Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Seller Indemnified Parties for, any Damages, of any kind or character, regardless of whether or not such Damages relate to any third party claim, incurred or suffered by any Seller Indemnified Party, directly or indirectly, arising out of or in any manner incident, relating, or attributable to:

(a)     any inaccuracy in any representation or warranty of the Purchaser or the Parent contained in ARTICLE IV of this Agreement (for the avoidance of doubt, the definitions used in this Agreement will be applied to the representations and warranties contained in ARTICLE III of this Agreement where applicable);

(b)     any breach or failure by the Purchaser or the Parent to perform any covenant, obligation or agreement to be performed by it under this Agreement; and

(c)     the Assumed Liabilities.

5.3.         Survival.

(a)     All representations and warranties of the Sellers, the Purchaser, and the Parent contained in this Agreement shall survive the consummation of the Closing as follows: (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Power and Authority; Enforceability), Section 3.4(a) (Title to Assets; Sufficiency), Section 3.13 (Tax Matters), Section 3.16 (Brokers), Section 3.20 (Transferred Subsidiaries), Section 4.1 (Organization), Section 4.2 (Power and Authority; Enforceability), and Section 4.4 (Brokers) (collectively, the “Fundamental Reps”) shall survive the Closing and continue in full force and effect until the date which is three years after the Closing Date; and (ii) all other representations and warranties shall survive the Closing and continue in full force and effect until the date which is one year after the Closing Date.

(b)     Each covenant of the Sellers, the Purchaser, and the Parent set forth herein shall survive until fully performed in accordance with its terms or for its stated term, as applicable (each such date set forth in Section 5.3(a) and this Section 5.3(b), a “Survival Period”).

(c)     Unless a claim for indemnification is asserted during the applicable Survival Period, no Indemnitor will have any indemnification obligation or other Liability in respect of such claim or in respect of any facts or circumstances underlying such claim. If a claim for indemnification is asserted during the applicable Survival Period, such representation or warranty will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto), or otherwise.

5.4.          Limitations.

(a)     No Indemnitee shall be entitled to indemnification pursuant to Section 5.1(a) (other than with respect to Fundamental Reps) (in the case of the Purchaser Indemnified Parties) or Section 5.2(a) (other than with respect to Fundamental Reps) (in the case of the Seller Indemnified Parties) for any single claim or related series of claims involving less than $25,000.

(b)     No Indemnitee shall be entitled to indemnification pursuant to Section 5.1(a) (other than with respect to Fundamental Reps) (in the case of the Purchaser Indemnified Parties) or Section 5.2(a) (other than with respect to Fundamental Reps) (in the case of the Seller Indemnified Parties) unless and until the aggregate amount of all Damages of such Indemnitee exceeds $250,000, after which the Indemnitor will be obligated for Damages in excess of $250,000.

(c)     Notwithstanding any provision to the contrary contained in this ARTICLE V, the maximum amount of Damages the Sellers shall be liable for pursuant to Section 5.1(a) (other than with respect to Fundamental Reps) shall not exceed the amount of $2,944,000.

(d)     Notwithstanding any provision to the contrary contained in this ARTICLE V, the maximum amount of Damages the Purchaser and the Parent shall be liable for pursuant to Section 5.2(a) (other than with respect to Fundamental Reps) shall not exceed the amount of $2,944,000.

(e)     Notwithstanding any provision to the contrary contained in this ARTICLE V, the maximum amount of Damages the Sellers shall be liable for pursuant to this ARTICLE V shall be an amount equal to the Purchase Price.

(f)     Notwithstanding any provision to the contrary contained in this ARTICLE V, the maximum amount of Damages the Purchaser and the Parent shall be liable for pursuant to this ARTICLE V shall be an amount equal to the Purchase Price.

(g)     All Damages under this Agreement shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant, or agreement.

(h)     For purposes of calculating the amount of Damages incurred by an Indemnitee resulting from any misrepresentation or breach of a warranty, covenant, or agreement, but not for purposes of determining the existence of a breach, the references to “material,” “in all material respects” or other materiality qualifications shall be disregarded.

(i)     No party hereto will be liable to any Indemnitee for, and the definition of “Damages” shall be construed to entirely exclude, any punitive, consequential (except to the extent reasonably foreseeable), incidental, or special damages, decrease in or limitation of any Tax attribute (except to the extent such decrease or limitation results in a Tax subject to indemnification under Section 5.1(d)), business interruption, cost of capital, or loss of business reputation or opportunity.

(j)     The Sellers will not be liable for, and the definition of “Damages” shall be construed to entirely exclude, Taxes with respect to the Business and the Assets, and Taxes of the Transferred Subsidiaries, with respect to any Post-Closing Tax Period (allocated, for a Straddle Period, in accordance with the methodology set forth in Section 1.4(a)(i)).

(k)     Upon becoming aware of any event which would reasonably be expected to, or does, give rise to Damages, each Indemnitee shall take all reasonable steps to mitigate such Damages to the extent required by applicable Law.

(l)     Notwithstanding any other provision herein to the contrary, the amount of Damages that any Indemnitee may recover for indemnification pursuant to this Agreement shall be offset against any amounts received by such Indemnitee in respect of the Damages forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy, less the out-of-pocket costs reasonably incurred in pursuing or obtaining such indemnification or insurance proceeds. Each party hereby agrees to use all commercially reasonable efforts to claim for and obtain recovery of any such available insurance, indemnification, contribution, or similar payment; provided, however, that a party shall not have any obligation to seek to recover any such insurance, indemnification, contribution or similar payment prior to making a claim for indemnification under this ARTICLE V. If any Indemnitee receives such amount from such third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnitee will promptly remit such offset amount to the applicable Indemnitor hereunder.

(m)     Notwithstanding anything contained in this Agreement to the contrary, no limitations on liability set forth in this ARTICLE V will apply with respect to claims based on Fraud.

5.5.         Indemnification Procedures for Third Party Claims. Promptly after becoming aware of a claim by a third party as to which indemnification may be sought pursuant to this ARTICLE V (a “Third Party Claim”), any Seller, in connection with a Third Party Claim against a Seller Indemnified Party, or the Purchaser, in connection with a Third Party Claim against a Purchaser Indemnified Party, as the case may be (the party seeking indemnification, the “Indemnitee”), shall notify the Seller Representative, in the case of a Third Party Claim by a Purchaser Indemnified Party, or the Purchaser, in the case of a Third Party Claim by a Seller Indemnified Party (the “Indemnitor”), of such Third Party Claim by means of a written notice describing the Third Party Claim in reasonable detail, including an estimate of Damages, if known or to the extent an estimate can be discerned. The Indemnitee’s failure or delay in providing the notice will not relieve the Indemnitor of its obligations under this ARTICLE V, except to the extent that the Indemnitor is materially prejudiced as a result thereof. Unless the Indemnitor notifies the Indemnitee that the Indemnitor elects to assume the defense or the settlement of such Third Party Claim (such notice to be given as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than 30 days following the notice to the Indemnitor), the Indemnitee will have the exclusive right to defend such Third Party Claim; provided, however, that the Indemnitee shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee will not be liable to the Indemnitor for any legal or other expense incurred by the Indemnitor in connection with any such defense or settlement undertaken by the Indemnitor. If the Indemnitor assumes the defense, the Indemnitor will not agree to any settlement, compromise, or discharge of a Third Party Claim without the Indemnitee’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Indemnitor has assumed the defense or settlement of such Third Party Claim, the Indemnitee will have the right to employ its own counsel, at its own expense and participate in the defense of the Third-Party Claim; provided, however, that if, in the reasonable written opinion of counsel for the Indemnitee, (a) there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnitee, or (b) there are specific defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, then the Indemnitor shall be responsible for the reasonable and documented fees and expenses of one counsel to such Indemnitee in connection with such defense. Notwithstanding anything herein to the contrary, the Indemnitor shall not be entitled to assume control of the defense, and shall pay the reasonable and documented fees and expenses of legal counsel retained by the Indemnitee if a court of competent jurisdiction rules that Indemnitor has failed or is failing to diligently defend such Third Party Claim. The defending party in any event will (i) settle or defend such Third Party Claim with reasonable diligence, (ii) cooperate with the other parties in the investigation and analysis of such Third Party Claim or Proceeding, (iii) afford the other parties reasonable access to such relevant information as it may have in its possession (subject to any reasonable restrictions to preserve attorney-client privilege), and (iv) keep the other parties reasonably informed regarding such Third Party Claim and any related proceedings. Notwithstanding the foregoing, in no event may the Seller Representative or any Sellers assume, maintain control of, or participate in the defense of any Proceeding to the extent relief other than monetary damages is sought against a Purchaser Indemnified Party.

5.6.        Indemnification Procedures for Direct Claims. In the event of a claim that does not involve a Third Party Claim, the Indemnitee shall notify the Indemnitor by means of a written notice describing the claim in reasonable detail, including an estimate of Damages, if known or to the extent an estimate can be discerned. The Indemnitee’s failure or delay in providing the notice will not relieve the Indemnitor of its obligations under this ARTICLE V, except to the extent that the Indemnitor is materially prejudiced as a result thereof. The Indemnitor shall have 30 days from receipt of such notice to dispute the claim. During such 30-day period, the Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of the claim for indemnification. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the notice, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

5.7.         Adjustment to the Purchase Price. All indemnification payments made pursuant to this Article V will be treated as an adjustment to the Purchase Price for all purposes to the extent permitted by Law.

5.8.        Exclusive Remedy. The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties for any Damages based upon, arising out of, or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants, and agreements) and the transactions contemplated hereby (but excluding the Transition Services Agreement), whether based in contract, tort, equity, or law, are the indemnification and reimbursement obligations of the parties set forth in this ARTICLE V, and for the avoidance of doubt, the Purchaser Indemnified Parties expressly waive any and all rights and remedies which but for the provisions of this Section 5.8 might otherwise be available to the Purchaser Indemnified Parties in connection with any Damages relating to this Agreement (including the Seller Disclosure Schedule and the certificates delivered pursuant hereto) or the transactions contemplated hereby, but excluding the Transition Services Agreement. Notwithstanding the foregoing, (a) the provisions of this Section 5.8 shall not prevent or limit a cause of action under Section 6.2 or Section 6.3 to obtain an injunction or injunctions to prevent breaches thereof or to enforce specifically the terms and provisions thereof, (b) the provisions of this Section 5.8 shall not affect the applicability of the post-Closing adjustment mechanism set forth in Section 1.9, (c) the provisions of this Section 5.8 shall not affect the applicability of the guarantee set forth in Section 6.11, and (d) no party hereto shall be deemed to have waived any claims for Fraud against any other party hereto.

ARTICLE VI
Covenants

6.1.        General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or the other Transaction Documents, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. For a period of 24 months following Closing, the Sellers will provide the Purchaser and the Parent with reasonable access to all documents, books, records (including tax records), agreements, relationship contacts, and information and financial data of any sort relating to the Business or the Assets.

6.2.         Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, upon termination of or the expiration of the Transition Services Agreement, if requested by the Purchaser, will either deliver promptly to the Purchaser or destroy, at its option, all tangible embodiments (and all copies) of the Confidential Information that are in the possession of the Sellers and included in the Assets. In the event that any Seller is requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will, prior to making such disclosure, notify the Purchaser promptly of the request or requirement and shall use commercially reasonable efforts to obtain an appropriate protective order. If such protective order is not obtained, or if and to the extent the Purchaser waives such prohibition, such Seller may disclose only that portion of such information as it is legally required to disclose. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, and other agent of such party) may disclose this Agreement and the transactions contemplated hereby to such party’s advisors that are bound by confidentiality restrictions for purposes of Tax reporting or seeking legal or financial advice.

6.3.          Non-Solicitation.

(a)     From and after the Closing Date and continuing for two years from the Closing Date, no Seller shall, directly or indirectly, without the prior written consent of the Purchaser, (i) call on or solicit any Person who or which is, as of the date hereof, or has been within two years prior thereto, a customer or reseller of the Business for purposes of obtaining domain name registration business provided by the Business; (ii) employ, hire, engage, recruit, or solicit for employment or engagement any Transferred Employee; provided, however, that the foregoing shall not prevent any Seller from employing, hiring, engaging, recruiting, or soliciting for employment any such person (x) if such person responds to a public job advertisement not specifically targeted at the Transferred Employees or (y) if such person has been terminated by the Purchaser; or (iii) make statements or representations, or otherwise communicate in writing, orally or otherwise, or take any action that is intended to damage or that may, directly or indirectly, disparage the Business or the Purchaser or any of its Affiliates or any of their officers, directors, employees, advisors, businesses, or its or their reputations. The foregoing notwithstanding, in respect of Transferred Employees subject to the Danish Act on Restrictive Covenants, for a period of six months following the Closing Date, no Seller shall, directly or indirectly, without the prior written consent of the Purchaser, employ, hire, engage, recruit, or solicit for employment or engagement any Transferred Employee; provided, however, that the non-solicitation obligation shall only apply for Transferred Employees who have been employed for three months or more with a Seller at the Closing Date.

(b)     Each Seller acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of the Purchaser and the Parent and constitute a material inducement to the Purchaser and the Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each Seller acknowledges that any breach or threatened breach by it of any provisions of this Section 6.3 will cause continuing and irreparable injury to the Purchaser and the Parent for which monetary damages would not be an adequate remedy. Accordingly, the Purchaser shall be entitled to seek preliminary and permanent injunctive relief, including specific performance, from any court of competent jurisdiction with respect to any such breach or threatened breach.

(c)     If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.3 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The covenants contained in this Section 6.3 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4.         Transfer Taxes. The Sellers, on the one hand, and the Purchaser and the Parent, on the other hand, will each be responsible for 50% of all stamp, transfer, documentary, sales, use, value added, registration, property, excise, and other similar Taxes and fees (including any penalties, interest and additions to such taxes) incurred in connection with the purchase and sale of the Assets other than with respect to the Equity Interests of the Transferred Subsidiaries. The Sellers, on the one hand, and the Purchaser and the Parent, on the other hand, will each be responsible for 50% of all stamp, transfer, documentary, sales, use, value added, registration, property, excise, and other similar Taxes and fees (including any penalties, interest and additions to such taxes) incurred in connection with the purchase and sale of the Equity Interests of the Transferred Subsidiaries; provided, however, that any stamp, transfer, documentary, sales, use, value added, registration, property, excise, and other similar Taxes and fees (including any penalties, interest and additions to such taxes) incurred in connection with any transfer of the Equity Interests of any Person that is not a Transferred Subsidiary shall be borne solely by the Sellers and neither the Purchaser nor the Parent shall have any responsibility for such amounts. The Sellers, the Purchaser, and the Parent will each make all filings, returns, reports, and forms with respect to such Taxes and fees as may be required to comply with the provisions of all applicable Tax Laws.

6.5.         Waiver of Bulk Sales Laws. The parties each waive compliance with the bulk sales Laws and any other similar Laws (including state Tax laws) in any applicable jurisdiction in respect of the sale of the Assets; provided, however, that such waiver of compliance shall not affect the character of any Liability as an Excluded Liability or an Assumed Liability or any party’s right of indemnification with respect thereto pursuant to Section 5.1(c) or Section 5.2(c); and provided, further, that, to the extent any Liens arise on the Assets as a result of the failure to comply with such Laws, the Sellers shall take promptly all actions reasonably requested by the Purchaser that would be required to remove any Liens which may be placed upon any of the Assets by reason of such noncompliance.

6.6.         Employee Matters.

(a)     Unless in connection with the transactions contemplated by this Agreement a Person employed by a Seller transfers automatically to the Purchaser under applicable Law, the Purchaser (or one of its Affiliates) shall, effective as of the Closing Date (if permitted by applicable Law, otherwise as soon as possible after the Closing Date), offer employment to each Transferred Employee (other than those employed by a Transferred Subsidiary) and/or accept the transfer of his or her employment contract or agreement. Each Transferred Employee (i) who is employed by a Transferred Subsidiary, (ii) (x) whose employment is automatically transferred to the Purchaser under applicable Law and (y) who does not object to such automatic transfer in accordance with applicable Law (provided that applicable Law gives such Transferred Employee such right to object), or (iii) who accepts an offer of employment by the Purchaser (or one of its Affiliates) and commences work for the Purchaser (or one of its Affiliates) on the Closing Date, shall become an employee of the Purchaser (or one of its Affiliates (including the Transferred Subsidiaries)) on the Closing Date (or any later date required by Law) and is referred to herein as a “Hired Employee.” For a minimum of one year following the Closing Date or any longer period required by applicable Law, the Purchaser shall (i) pay the same cash compensation payable by the applicable Seller or Transferred Subsidiary to such Hired Employee as of immediately prior to the Closing Date, (ii) maintain the same employee benefits delivered by the applicable Seller or Transferred Subsidiary to such Hired Employee as of immediately prior to the Closing Date, and (iii) maintain Hired Employees’ positions and working conditions applicable to each such Hired Employee as of immediately prior to the Closing Date. The Purchaser and its Affiliates shall recognize all service of such Hired Employees at the applicable Seller or Transferred Subsidiary as if such service had been performed for the Purchaser and its Affiliates; provided that such recognition of service will not operate to duplicate any benefits with respect to any Hired Employee. The Purchaser or its Affiliate shall, for at least 90 days following the Closing Date, not terminate any Hired Employee other than “for cause.”

(b)     The parties will cooperate with each other to give effect to the provisions set forth in this Section 6.6, including any requirements under applicable Law in connection with the transfer of employment from the Sellers or Transferred Subsidiaries to the Purchaser, whether by automatic transfer or due to an offer of employment by the Purchaser (or one of its Affiliates). Without limiting the foregoing, in order to secure an orderly and effective transition of the employee benefit arrangements for Hired Employees and their respective beneficiaries and dependents, the parties will cooperate, both before and after the Closing Date, and subject to applicable Law, regarding the exchange of information related to the Hired Employees, including employment records, benefits information, and such information as may be reasonably required for each party to comply with this Section 6.6 and applicable Law.

(c)     In the event that any Transferred Employee (i) (x) whose employment transfers automatically to the Purchaser under applicable Law and (y) who objects to such automatic transfer in accordance with applicable Law (provided that applicable Law gives such Transferred Employee such right to object), or (ii) whose employment does not automatically transfer to the Purchaser does not accept an offer of employment by the Purchaser (or one of its Affiliates), the applicable Seller shall terminate such Transferred Employee’s employment as soon as reasonably practicable.

6.7.         Disputed Domain Names. If, following the Closing, the cause or circumstances that resulted in a domain name being designated as a Disputed Domain Name at Closing are remedied (each such domain name, a “Remedied Domain Name”), the Sellers shall transfer each Remedied Domain Name to the Purchaser and the Purchaser will assume the related Disputed Excluded Contract automatically for no additional consideration on the terms set forth herein following the resolution of the underlying dispute or noncompliance.

6.8.         Post-Closing Covenants.

(a)     The Sellers will not take any action that is intended to have the effect of discouraging any customer, supplier or other business associate from maintaining the same or a more favorable business relationship with the Purchaser after the Closing Date as/than such party maintained with the Sellers prior to the Closing Date.

(b)     The Purchaser and the Sellers shall each use their commercially reasonable efforts to cooperate with the other, and to cause their respective employees and independent contractors (as applicable) to act accordingly, in order to fulfill the intent and purpose of this Agreement. From and after the Closing Date, the Purchaser and the Sellers shall cooperate in good faith to give any required notice to or obtain any consent, waiver or approval required from any customer, reseller, registrar or regulatory agency in order to transfer the registrar of record of the Assigned Domains to the Purchaser.

(c)     Following the Closing Date, the Sellers shall use commercially reasonable efforts to cooperate with the Purchaser to provide the Purchaser with reasonable access to engineers, operations staff and technical support that is necessary to effect the transfer of the Assets from the Sellers to the Purchaser as soon as practicable after Closing. For the avoidance of doubt, the Purchaser and the Sellers shall use commercially reasonable efforts to initiate the change of accreditation for the Assigned Domains and cooperate with each other to effect the bulk transfer of the Assigned Domains.

(d)     The Sellers and the Purchaser shall use commercially reasonable efforts to cooperate in connection with causing the registrar of record for the Assigned Domains to be transferred to the Purchaser as soon as reasonably practicable after the Closing, to the extent such transfer is necessary. Until an Assigned Domain is transferred to the Purchaser or an Affiliate (including the Transferred Subsidiaries), the Sellers shall hold that Assigned Domain for the benefit, and at the direction, of the Purchaser and pursuant to the terms of the Transition Services Agreement.

6.9.        Obligations of Parent. The Parent will cause the Purchaser to perform its obligations under this Agreement, subject to the terms and conditions set forth herein.

6.10.      Accounts Receivable. From and after the Closing Date, the Purchaser shall have the right and authority to collect for the account of the Purchaser all accounts receivable of the Business that are included in the Assets. The Sellers agree that any accounts receivable of the Business included in the Assets and collected by a Seller will be received by such Seller in trust for the benefit of the Purchaser, and such Seller will transfer or deliver, or cause to be transferred and delivered to the Purchaser, within five Business Days following the end of the month during which the Account Receivable was received, any cash, checks, or other property which such Seller receives after the Closing Date in respect of any accounts receivable or other items included in the Assets.

6.11.     Guarantee of Seller Obligations. From and after the Closing, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees each representation, warranty, covenant, agreement, and obligation of the Sellers, and the full and timely performance of the Sellers’ obligations (including all payment obligations pursuant to ARTICLE V), in each case under the provisions of this Agreement (the “Guaranteed Obligations”). The guarantee of the Guaranteed Obligations is one of payment and performance, not collection, and a separate Proceeding to enforce the guarantee may be brought and prosecuted against the Guarantor, irrespective of whether any Proceeding is brought against any of the Sellers or any other Person or whether any of the Sellers and/or any other Person is joined in any such Proceeding.

6.12.      Excluded Assets. The Excluded Assets are not intended by the parties to be part of the Business for purposes of this Agreement, and any and all rights, title, and interest in and to the Excluded Assets are not intend by the parties to be transferred to the Purchaser at the Closing. As promptly as possible following the Closing, the Purchaser agrees to use commercially reasonable efforts to take actions necessary to ensure that any Excluded Asset that is inadvertently transferred to the Purchaser at the Closing (including through the Transferred Subsidiaries) is transferred back to the appropriate Seller, in each case at the sole expense of the Sellers. In the event that any payment is received by the Purchaser or its Affiliates following the Closing with respect to an Excluded Asset, the parties agree that the Purchaser will transfer or deliver, or cause to be transferred and delivered to the appropriate Seller, within five Business Days following the end of the month during which such payment was received, any such payment in respect of an Excluded Asset. No consideration shall be exchanged by the parties in connection with any of the transfers or payments contemplated by this Section 6.12.

6.13.        Tax Matters.

(a)     The Sellers shall prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions properly obtained), all Tax Returns that are required to be filed by or with respect to the Transferred Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period).  With respect to any such Tax Returns that are due after the Closing Date (each, a “Pre-Closing Tax Return”), the Sellers will remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Returns.  Drafts of any Pre-Closing Tax Return other than US federal or state income Tax Returns (the “Draft Pre-Closing Non-US Income Tax Returns”) will be submitted by the Seller Representative to the Purchaser not later than 30 days prior to the due date for filing such Draft Pre-Closing Non-US Income Tax Return (taking into account any applicable extensions) for review and reasonable comment by the Purchaser.  Any Pre-Closing Tax Returns prepared by the Sellers pursuant to this Section 6.13(a) will be prepared in a manner consistent with past practice of the relevant Transferred Subsidiary, unless otherwise required pursuant to applicable Law.  Within 15 days after the date that the Purchaser receives such Draft Pre-Closing Non-US Income Tax Returns, the Purchaser will advise the Seller Representative in writing that it either agrees with such Draft Pre-Closing Non-US Income Tax Returns or does not agree with  such Draft Pre-Closing Non-US Income Tax Returns, in which case, the Purchaser shall set out, in reasonable detail, the basis for such disagreement, and the Purchaser and the Seller Representative will discuss in good faith to resolve the disagreement.  In the event the Purchaser and the Seller Representative fail to reach agreement, the Purchaser and the Sellers agree to mutually instruct the Settlement Arbitrator to make a final determination of all matters that remain in dispute in respect of such Draft Pre-Closing Non-US Income Tax Returns.  The fees and expenses of such Settlement Arbitrator will be borne equally by the Purchaser, on the one hand, and the Seller Representative, on the other hand.  The Sellers will timely file, or cause to be timely filed (taking into account any applicable extensions), all Pre-Closing Tax Returns, and any such Pre-Closing Tax Returns will be amended, if necessary, after the final resolution of the disputed items by the Settlement Arbitrator pursuant to this Section 6.13(a). The Sellers will pay (or cause to be paid) the Taxes shown as due on any Pre-Closing Tax Return.

(b)     The Purchaser will prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions properly obtained), all Tax Returns that are required to be filed by the Transferred Subsidiaries for any Straddle Period that are due after the Closing Date (the “Covered Returns”). A copy of each such Covered Return will be submitted by the Purchaser to the Seller Representative not later than 30 days prior to the due date for filing such Covered Return (taking into account any applicable extensions) for review and comment by the Seller Representative. Any Covered Return prepared by the Purchaser will be prepared in a manner consistent with past practice of the relevant Transferred Subsidiary, unless otherwise required pursuant to applicable Law. Within 15 days after the date that the Seller Representative receives such draft Covered Return, the Seller Representative will advise the Purchaser in writing that Seller Representative either agrees with the draft Covered Return or does not agree with the draft Covered Return, in which case, the Seller Representative shall set out, in reasonable detail, the basis for such disagreement, and the Seller Representative and the Purchaser will discuss in good faith to resolve the disagreement. In the event the Seller Representative and the Purchaser fail to reach agreement, the Seller Representative and the Purchaser agree to mutually instruct the Settlement Arbitrator to make a final determination of all matters that remain in dispute in respect of such draft Covered Return. The fees and expenses of the Settlement Arbitrator will be borne equally by the Seller Representative on behalf of the Sellers, on the one hand, and the Purchaser, on the other hand. The Purchaser will timely file, or cause to be timely filed (taking into account any applicable extensions), all Covered Returns, and any such Covered Returns will be amended, if necessary, after the final resolution of the disputed items by the Settlement Arbitrator pursuant to this Section 6.13(b). Without limiting the Purchaser’s or any other Person’s rights to indemnification for Taxes under this Agreement☒, the Purchaser will pay (or cause to be paid) the Taxes shown as due on any Covered Return; provided that, the Sellers will pay to (or as directed by) the Purchaser the amount of Taxes agreed upon with respect to such Covered Return (i) in the event Seller Representative agrees with the draft Covered Return, no later than five days prior to the due date for paying such Taxes to the relevant Governmental Entity or (ii) in the event Seller Representative disagrees with the draft Covered Return, immediately following resolution of all disagreements with respect to such Covered Return pursuant to this Section 6.13(b).

(c)     After the Closing, the Purchaser and its Affiliates will not, and will not cause or permit any of the Transferred Subsidiaries to, without the prior written consent of the Seller Representative, (i) file any amended Tax Return (or re-file any Tax Return) of any of the Transferred Subsidiaries with respect to any Pre-Closing Tax Period; (ii) make or initiate any voluntary contact with any taxing authority with respect to any of the Transferred Subsidiaries with respect to any Pre-Closing Tax Period; (iii) file a Tax Return for any of the Transferred Subsidiaries with respect to a Pre-Closing Tax Period in any jurisdiction in which no such Tax Return had previously been filed; or (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, a Pre-Closing Tax Period with respect to any of the Transferred Subsidiaries (including under Section 338 of the Code).

(d)     Any Tax refunds (and interest, if any, received thereon) or benefit of crediting an overpayment (and interest, if any, received thereon) of Taxes that are received by or credited to the Purchaser, the Transferred Subsidiaries or their Affiliates with respect to Taxes for a Pre-Closing Tax Period (but only to the extent (x) attributable to amounts actually paid, or economically borne, by Sellers, and (y) not related to any refunds or credits attributable to items carried back from a Post-Closing Tax Period or otherwise attributable to a Post-Closing Tax Period) shall be for the account of the Sellers, and the Purchaser shall pay or cause to be paid over to the Sellers any such refund or benefit of credit (and any interest received with respect thereto) within 10 Business Days after receipt or benefit thereof; provided that any refund will be net of (i) any reasonable out-of-pocket costs incurred in obtaining such refund or credit of Taxes, (ii) any Tax required to be withheld on such amount, and (iii) any Taxes borne by Purchaser or any of its Affiliates as a result of their receipt of such refund or credit and provided that any refund or credit of Tax related to a period including but not ending on the Closing Date will be prorated based upon the method set forth in Section 1.4(a). Any Tax deductions attributable to (A) Transaction Expenses, (B) partial-year bonuses paid to staff in 2019, (C) transaction bonus paid to Jørgen Christensen, and (D) vesting of stock appreciation rights and shadow stock grants shall be considered to arise in a Pre-Closing Tax Period and the provisions of this Agreement shall be applied consistently therewith.

(e)     The Parties agree to use reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce, or eliminate any Tax that could otherwise be imposed with respect to any taxable period.

(f)     The Sellers hereby acknowledge and agree that they shall: (i) within 90 days of the Closing Date or such shorter period, if applicable, as may be required by Law, deregister the Danish branch from Danish joint taxation with NetNames Denmark with effect as of the Closing Date; (ii) prepare and submit properly completed Tax Returns to the Danish tax authorities for the fiscal year 2018 and the period January 1, 2019 to the Closing Date (the “Interim Period”) which returns shall be treated as Pre-Closing Tax Returns and subject to the provisions of Section 6.13(a); (iii) pay any corporation income Tax (or corporate income tax savings or reductions) to the Danish branch to the extent the Danish branch has losses in fiscal year 2018 or the Interim period that have been utilized by NetNames Denmark (which payments shall be made to the Danish branch as soon as practicable but in no event later than November 1, 2019 in relation to fiscal year 2018 and November 1, 2020 in relation to the Interim Period.

ARTICLE VII
Definitions

7.1.     Defined Terms. For the purposes hereof, the following terms have the meanings set forth below:

“Accounts Receivable” means all receivables held by the Sellers or the Transferred Subsidiaries related to the Business.

“Adjustment Amount,” which may be positive or negative, means an amount equal to the sum of (a) (i) the Closing Working Capital, as finally determined in accordance with Section 1.9, minus (ii) the Estimated Working Capital, plus (b) (i) the Closing Cash, as finally determined in accordance with Section 1.9, minus (ii) the Estimated Cash, plus (c) the Prepaid Fees Adjustment Amount.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Dispute Notice” has the meaning set forth in Section 1.10.

“Ascio Germany” has the meaning set forth in the Recitals.

“Ascio US” has the meaning set forth in the Recitals.

“Assets” has the meaning set forth in Section 1.1.

“Assigned Contracts” has the meaning set forth in Section 1.1(c).

“Assigned Domains” has the meaning set forth in Section 1.1(d).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale, Assignment and Assumption Agreement” means the bill of sale, assignment and assumption agreement, dated as of the Closing Date, by and among the Sellers and the Purchaser, in a form agreed upon by the parties prior to the Closing.

“Bribery Laws” has the meaning set forth in Section 3.19(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Wilmington, Delaware are authorized or obligated by Law or executive order to close.

“Calculation Notice” has the meaning set forth in Section 1.9(b).

“Cash” means all cash and cash equivalents (including marketable securities and marketable short-term investments) of the Transferred Subsidiaries, determined in accordance with GAAP, but excluding any outstanding checks issued by a Transferred Subsidiary.

“Closing” has the meaning set forth in Section 1.6.

“Closing Cash” means the Cash as of the Effective Time.

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Payment” has the meaning set forth in Section 1.8.

“Closing Prepaid Fees” means Prepaid Fees calculated as of the Closing Date in accordance with the example set forth on Exhibit C.

“Closing Working Capital” means the Working Capital as of the Effective Time (which amount may be positive or negative).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information regarding the terms of and transactions contemplated under this Agreement and the other Transaction Documents, and any information with respect to the Assets or the Business that the Sellers have treated as proprietary and that they do not in the Ordinary Course of Business disclose to any Person outside the Sellers or their directors, officers, employees, agents, advisors, or Affiliates concerning the businesses and affairs of the Sellers, excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, or (c) is disclosed to the recipient by a third party not under an obligation of confidence.

“Contract” means any contract, agreement, commitment, instrument, arrangement or understanding, whether written or oral, including any sales order or purchase order.

“Copenhagen Lease” means that certain Erhvervslejekontrakt, dated January 29, 2016, by and between NetNames Denmark and Copenhagen Towers II P/S.

“Copenhagen Lease Deposit” has the meaning set forth in Section 1.1(h).

“Covered Returns” has the meaning set forth in Section 6.13(b).

“CSC UK” has the meaning set forth in the Preamble.

“Damages” has the meaning set forth in Section 5.1.

“Disputed Calculation” has the meaning set forth in Section 1.9(b).

“Disputed Domain Names” has the meaning set forth in Section 1.2(d).

“Disputed Excluded Contracts” has the meaning set forth in Section 1.2(d).

“Draft Pre-Closing Non-US Income Tax Returns” has the meaning set forth in Section 6.13(a).

“Effective Time” has the meaning set forth in Section 1.6.

“Employee Benefit Plan” means each employee benefit plan, including each written or unwritten deferred compensation, pension, profit sharing, stock option, stock purchase, phantom stock, restricted stock or other equity-based award, change of control, employment, severance or termination pay, savings, group insurance or retirement plan, agreement, arrangement, or policy, and all vacation pay, severance pay, incentive compensation, commission, consulting, bonus, and other employee benefit or fringe benefit plans, policies, or arrangements sponsored, maintained by, contributed to, or required to be contributed to by a Seller or a Transferred Subsidiary or with respect to which a Seller or a Transferred Subsidiary has any current or contingent liability, excluding any employee benefits plans or arrangements mandated by applicable Law or maintained or administered by a Governmental Entity.

“Equity Interests” means any (i) capital stock, share, partnership or membership interest, limited liability company interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, subscription right, conversion right, exchange rights, or other Contract which would entitle any Person to purchase or otherwise acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).

“Estimated Cash” has the meaning set forth in Section 1.7.

“Estimated Prepaid Fees” has the meaning set forth in Section 1.7.

“Estimated Working Capital” has the meaning set forth in Section 1.7.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Domains” has the meaning set forth in Section 1.2(b).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Final Allocation” has the meaning set forth in Section 1.10.

“Financial Statements” has the meaning set forth in Section 3.9(a).

“Fraud” means an intentional common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), by the Sellers with respect to the making of the representations and warranties set forth in ARTICLE III, or by the Purchaser or the Parent with respect to the making of the representations and warranties set forth in ARTICLE IV.

“Fundamental Reps” has the meaning set forth in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect when applied.

“Governmental Entity” means any federal, state, local, or foreign government, any political subdivision thereof, or any court, administrative, or regulatory agency, department, instrumentality, body, or commission, or other governmental authority or agency, domestic or foreign.

“Guaranteed Obligations” has the meaning set forth in Section 6.11.

“Guarantor” has the meaning set forth in the Preamble.

“Hired Employee” has the meaning set forth in Section 6.6(a).

“ICANN” means the Internet Corporation for Assigned Names and Numbers.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) all monetary obligations of such Person for the reimbursement of letters of credit or bankers’ acceptances, but only to the extent actually drawn; (d) all monetary obligations of such Person under leases for personal property required by GAAP to be capitalized; (e) all guarantees of such Person in connection with any of the foregoing; or (f) any accrued interest, prepayment premiums, penalties, or other costs or expenses related to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 5.5.

“Indemnitor” has the meaning set forth in Section 5.5.

“Initial Calculation” has the meaning set forth in Section 1.9(a).

“Intellectual Property” has the meaning set forth in Section 3.5.

“Interim Period” has the meaning set forth in Section 6.13(f).

“Knowledge of the Sellers” means the actual knowledge of any of the individuals listed on Schedule 7.1(a), after reasonable inquiry of the individual listed on Schedule 7.1(b).

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, or decrees of any Governmental Entity.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” has the meaning set forth in Section 3.5.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien, or charge of any kind.

“Managed Domains” means all domains currently under management on each of the Sellers’ and the Transferred Subsidiaries’ Internet Assigned Numbers Authority accreditations and in any reseller accounts of third-party registrars for domains with customers of the Sellers or the Transferred Subsidiaries.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or is reasonably expected to result in, individually or in the aggregate, a materially adverse change in (a) the business, assets, liabilities, financial condition, operations or results of operations of the Business, taken as a whole, or (b) the ability of the Sellers to perform their obligations pursuant to this Agreement and the other Transaction Documents and to consummate the transactions hereby and thereby in a timely manner; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been or will be, a Material Adverse Effect: (i) changes in general economic or political conditions; (ii) changes in conditions generally affecting the industries in which the Business operates; (iii) changes in financial or securities markets in general; (iv) any natural disaster or acts of God; (v) acts of terrorism or war or military actions, or the escalation or worsening thereof; or (vi) changes in applicable Laws or accounting rules, including GAAP; provided, however, that, in each case, such changes do not have a materially disproportionate impact on the Business taken as a whole relative to other companies operating in the industry in which the Business operates; provided, further, that the failure of the Business to meet any internal or external projections, forecasts, budgets, or estimates of revenues or earnings shall not, in and of itself, be deemed to be a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“NetNames Denmark” has the meaning set forth in the Preamble.

“Ordinary Course of Business” means the ordinary course of business of the Sellers and the Transferred Subsidiaries, consistent with the past practice of the Sellers and the Transferred Subsidiaries.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement, or other governing documents of an entity.

“Parent” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.7.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) any mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed, or other like Liens arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due and payable; (c) statutory and contractual landlord’s Liens, rights of distress, or Liens under any Real Property Lease or other leases pursuant to which a Seller or a Transferred Subsidiary is a lessee and not in default; (d) any and all Liens encumbering the underlying fee interest of the property subject to a Real Property Lease; (e) Liens arising under applicable securities Laws; and (f) such other imperfections of title as do not materially detract from the value or otherwise materially interfere with the current use of any of the Assets or otherwise impair the operation of the Business as currently conducted by the Sellers and the Transferred Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Prepaid Fees” means all (i) prepaid fees and expenses which have been paid or otherwise placed by any Seller or Transferred Subsidiary and (ii) security deposits, earnest deposits and all other forms of deposit or security placed by any Seller or Transferred Subsidiary, in each case relating to the registration or hosting of the Assigned Domains or the Assigned Contracts.

“Prepaid Fees Adjustment Amount,” which may be positive or negative, means (a) the Closing Prepaid Fees, as finally determined in accordance with Section 1.9, minus (b) the Estimated Prepaid Fees.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.13(a).

“Proceeding” means any action, suit, claim, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitration, or investigation, whether at law or in equity.

“Proposed Allocation” has the meaning set forth in Section 1.10.

“Purchase Price” means $29,440,000.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.1.

“Real Property Leases” means all leases or subleases with respect to real property to which a Seller or a Transferred Subsidiary is a party and which are used by the Business.

“Registrar Accreditation Agreement” means any registrar accreditation agreement between any Seller, Transferred Subsidiary, or any of their Affiliates and ICANN relating to the Business.

“Registry-Registrar Agreement” means any Contract between any Seller, Transferred Subsidiary, or any of their Affiliates in its capacity as a registrar and any registry operator relating to the Business.

“Related and Incidental Assets” means all customer lists and records; all sales data; all phone numbers; all restrictive covenants prohibiting competition, solicitation of employees, vendors, suppliers, customers, agents, and independent contractors, and the use and disclosure of confidential information and similar covenants which run in favor of a Seller or a Transferred Subsidiary; all Liens on the assets of others; suppliers’ lists and records; all books and records owned by a Seller or a Transferred Subsidiary; all catalogues, brochures, art work, photographs, and advertising and marketing materials owned by a Seller or a Transferred Subsidiary; and all other property and rights of every kind or nature owned by a Seller or a Transferred Subsidiary, in any of the foregoing cases, other than to the extent comprising a part of the Excluded Assets.

“Remedied Domain Name” has the meaning set forth in Section 6.7.

“Retained Subsidiaries” has the meaning set forth in Section 1.2(o).

“Seller Disclosure Schedule” has the meaning set forth in the Preamble to ARTICLE III.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2.

“Seller Representative” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Settlement Arbitrator” has the meaning set forth in Section 1.9(c).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Survival Period” has the meaning set forth in Section 5.3(b).

“Tax” or “Taxes” means any federal, state, local, or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum, environmental, customs, duties, estimated, or other taxes or assessments of a similar nature, together with any interest, penalties, and additions to Tax imposed by a Governmental Entity with respect thereto.

“Tax Return” means any return, information report (including FBARs), or filing with respect to Taxes filed or required to be filed with a Governmental Entity.

“Third Party Claim” has the meaning set forth in Section 5.5.

“Top Customer” has the meaning set forth in Section 3.18(a).

“Top Supplier” has the meaning set forth in Section 3.18(b).

“Top TLDs” has the meaning set forth in Section 3.4(b).

“Trade Controls” has the meaning set forth in Section 3.19(b).

“Transaction Documents” has the meaning set forth in Section 3.2.

“Transaction Expenses” means, without duplication, all fees and expenses payable by or on behalf of the Sellers or the Transferred Subsidiaries relating to the negotiation, execution, and delivery of any letter of intent or term sheet, this Agreement, and any other Transaction Documents, as well as the consummation of the transactions contemplated hereby and thereby, that are incurred by or on behalf, or charged to the Sellers or the Transferred Subsidiaries, including all legal, tax, accounting, financial, and other advisory and consulting fees (including, for the avoidance of doubt, any fees payable in connection with the assignment of the Copenhagen Lease), the payment of any assignment or consent fees, and other amounts that may become payable by the Sellers or the Transferred Subsidiaries in connection with the negotiation, execution, and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, “Transaction Expenses” shall not include any fees and expenses of the Transferred Subsidiaries that arise after the Closing and therefore did not become payable in connection with the negotiation, execution, and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (including in connection with the assignment of the Copenhagen Lease).

“Transferred Employees” has the meaning set forth in Section 3.12.

“Transferred Subsidiaries” means (a) Ascio US (including Ascio Technologies, Inc. Danmark (the Danish branch of Ascio US)) and (b) Ascio Germany.

“Transferred Subsidiaries’ Excluded Assets” means any Excluded Asset of or relating to a Transferred Subsidiary.

“Transferred Subsidiaries’ Excluded Liabilities” means any Excluded Liability that is a Liability of or relating to a Transferred Subsidiary.

“Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement” means the bill of sale, assignment and assumption agreement substantially in the form attached as Exhibit A, effective immediately prior to the Closing, between the Transferred Subsidiaries and NetNames Denmark, pursuant to which NetNames Denmark has purchased the Transferred Subsidiaries’ Excluded Assets and has assumed the Transferred Subsidiaries’ Excluded Liabilities.

“Treasury Regulations” means the final or temporary income tax regulations promulgated by the Internal Revenue Service under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Transition Services Agreement” means the transition services agreement, dated as of the date hereof, by and between the Purchaser and Corporation Service Company.

“UDRP” means the Uniform Domain-Name Dispute-Resolution Policy established by ICANN.

“Working Capital” means the difference between (a) the sum of the amounts shown in the line items listed on the Working Capital Statement under “Current Assets” related to the Business and (b) the sum of the amounts shown in the line items listed on the Working Capital Statement under “Current Liabilities” related to the Business, in each case calculated using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements; provided, however, Working Capital shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments.

“Working Capital Statement” means the Statement of Net Working Capital attached hereto as Exhibit B.

ARTICLE VIII
Miscellaneous

8.1.     Fees and Expenses. Except as otherwise set forth in this Agreement, each party will be responsible for all costs and expenses incurred by such party in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

8.2.     Consent to Amendments; Waivers. This Agreement may be amended, modified or supplemented only by a writing signed by the Purchaser, the Parent and the Seller Representative. Any term or provision of this Agreement may be waived at any time by the party against whom the waiver is to be effective.

8.3.     Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, any party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

8.4.     Press Releases. Except as required by Law or the rules and regulations of any national or foreign securities exchange (in which case the party required to make the release or announcement shall give the other parties reasonable time to comment on such release or announcement in advance of such issuance), neither the Purchaser or the Parent, nor any Seller shall, and shall cause their respective Affiliates (including, with respect to the Purchaser and the Parent, the Transferred Subsidiaries) not to, without the prior written consent of the Purchaser, in the case of a communication to be made by a Seller, or the Seller Representative, in the case of a communication to be made by the Purchaser or the Parent, directly or indirectly make or issue any statement, press release, or other communication to the public or any third Person regarding the subject matter of this Agreement or any of the other Transaction Documents, the terms and conditions hereof or thereof (including the Purchase Price or any other financial terms), or the transactions contemplated hereby or thereby.

8.5.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal, or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.6.         Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or a .pdf attachment), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. The parties hereto may deliver this Agreement and the other Transaction Documents by facsimile or email of a .pdf attachment, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

8.7.         Entire Agreement. This Agreement and the agreements and documents referred to herein, including the Seller Disclosure Schedule, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the Letter of Intent dated December 4, 2018, and any confidentiality agreement between any of the parties hereto or any of their Affiliates.

8.8.         Governing Law; Forum; Waiver of Jury Trial.

(a)     All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the Laws of any other jurisdiction to be applied.

(b)     Each party hereto agrees that jurisdiction and venue in any Proceeding brought by any party hereto pursuant to this Agreement or the transactions contemplated hereby shall properly and exclusively lie in the Court of Chancery of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party hereto also agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (other than upon the appeal of any judgment, decision, or action of any such court located in Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). By execution and delivery of this Agreement, each party hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such Proceeding brought in such a court or that such court is an inconvenient forum.

(c)     EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, the transactions contemplated hereby or thereby, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF or thereof.

8.9.         Rules of Construction.

(a)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the other Transaction Documents.

(b)     The words “hereby,” “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.

(c)     All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

(d)     When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa.

(e)     The term “including” is not limiting and means “including, without limitation.”

(f)     The word “or” has the inclusive meaning represented by the phrase “and/or.”

(g)     References to “day” or “days” are to calendar days.

(h)     When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period, whether such period is measured in calendar days or Business Days, is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(i)     Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(j)     Each accounting term used but not specifically defined herein shall have the meaning given to such term under GAAP.

(k)     References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules, or amendments thereto.

8.10.       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when sent by email, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below (or to such other address or to the attention of such person or persons as a party has specified by prior written notice):

To the Sellers:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

Attn: George Massih

Email: george.massih@cscglobal.com

with a copy to (which will not constitute notice to the Sellers):

Pepper Hamilton LLP

1313 Market Street

P.O. Box 1709

Wilmington, Delaware 19899-1709

Attn: Matthew M. Greenberg

Email: greenbmm@pepperlaw.com

To the Purchaser or the Parent:

Tucows Inc.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

Attn: David Woroch

Email: dworoch@tucows.com

with a copy to (which will not constitute notice to the Purchaser or the Parent):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attn: Joanne R. Soslow and Benjamin R. Wills

Email: joanne.soslow@morganlewis.com and benjamin.wills@morganlewis.com

8.11.       No Third-Party Beneficiaries. Except as expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.12.      Seller Disclosure Schedule. The Seller Disclosure Schedule is incorporated herein and forms an integral part hereof. The representations and warranties contained in ARTICLE III are qualified by reference to the Seller Disclosure Schedule. The parties agree that the Seller Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of any Person except as and to the extent expressly provided in this Agreement. Inclusion of information in the Seller Disclosure Schedule shall not be construed as an admission that such information is material to the Sellers. The Purchaser and the Parent acknowledge that headings have been inserted on the individual schedules included in the Seller Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Seller Disclosure Schedule. Information contained in various Schedules or sections and subsections of Schedules in the Seller Disclosure Schedule may be applicable to other Schedules or sections and subsections thereof, or representations and warranties of the Sellers in this Agreement, and, accordingly, every matter, document, or item referred to, set forth, or described in one Schedule shall be deemed to be disclosed under each and every part, category, or heading of such Schedule and all other Schedules and shall be deemed to qualify all of the representations and warranties regarding the Sellers in this Agreement to the extent that the applicability of such matter, document, or item is reasonably apparent on its face from the text of the disclosure in the Seller Disclosure Schedule.

8.13.      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, in addition to any other remedy at Law or equity.

8.14.      Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Persons that are expressly named as parties in the preamble to this Agreement. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto (other than the Persons that are expressly named as parties in the preamble to this Agreement), nor any of their successors or permitted assigns, shall have any Liability under this Agreement or for any Proceeding based on, in respect of, or by reason of the transactions contemplated hereby.

8.15.       Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement.

8.16.        Seller Representative.

(a)          The execution of this Agreement by the Sellers shall constitute the irrevocable appointment of Corporation Service Company as the Seller Representative (in accordance with this Section 8.16).

(b)         The Seller Representative shall act as true and lawful attorney-in-fact, exclusive agent, and representative of the Sellers, and each Seller hereby authorizes the Seller Representative to act solely and exclusively on behalf of, and in the name of, such Seller, without having to seek or obtain the consent of such Seller, with the full power to exercise as the Seller Representative in its sole discretion deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement or the other Transaction Documents and to take any and all actions required or permitted to be taken by such Seller or the Seller Representative in connection with this Agreement or the other Transaction Documents. The authority conferred upon the Seller Representative shall be irrevocable and coupled with an interest and shall not be terminated by any act of any Seller, or by operation of law, whether by the dissolution or other inability to act of any of the Sellers or by the occurrence of any event or events. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Purchaser or the Parent herein to consult with, notify, advise, or otherwise communicate with the Sellers shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely and exclusively with the Seller Representative.

(c)         In the event that the Seller Representative is unable to fulfill its responsibilities under this Agreement, or otherwise deems it advisable that it resigns as the Seller Representative, the Sellers shall, within 10 Business Days after such resignation or inability, appoint a successor to the Seller Representative and promptly thereafter notify the Purchaser of the identity of such successor. Any such successor shall succeed the Seller Representative as Seller Representative hereunder.

(d)          Each of the Sellers hereby agrees, by virtue of the execution of this Agreement, that:

(i)        in all matters in which action by any Seller or the Seller Representative is required or permitted under this Agreement, the Seller Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, or between any Seller and the Seller Representative, and the Purchaser and the Parent shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, the Seller Representative under this Agreement or the other Transaction Documents without any liability to, or obligation to inquire of, any of the Sellers;

(ii)        any decision, act, consent, or instruction of the Seller Representative shall constitute a decision of all of the Sellers and shall be final, binding, and conclusive upon each Seller;

(iii)       the power and authority of the Seller Representative, as described in this Section 8.16, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired, or been fully performed;

(iv)       the Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. All actions, decisions, and instructions of the Seller Representative shall be conclusive and binding upon all of the Sellers, and no Seller shall have any cause of action against the Seller Representative, and the Seller Representative shall not be liable to any Seller, for any action taken or not taken, decision made, or instruction given by the Seller Representative under this Agreement or the other Transaction Documents, except for actions or omissions constituting fraud or willful misconduct by the Seller Representative; and

(v)         the Purchaser Indemnified Parties have the right to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any claims for indemnification by the Purchaser Indemnified Parties pursuant to ARTICLE V, or any other actions required to be taken by the Seller Representative hereunder, and no party hereto will have any cause of action against the Purchaser or the Parent for any action taken by the Purchaser or the Parent in reliance upon the instructions or decisions of the Seller Representative.

(e)         The Sellers shall pay and indemnify and hold harmless the Seller Representative from and against any Damages that may be imposed on, incurred by, or asserted against the Seller Representative in any way relating to or arising out of this Agreement or any action taken or omitted by the Seller Representative under this Agreement or under any other Transaction Document, except for actions or omissions constituting fraud or willful misconduct by the Seller Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

PARENT:

TUCOWS INC.

By:	/s/ Elliot Noss
Name: Elliot Noss
Title: President

PURCHASER:

TING FIBER, INC.

By:	/s/ Elliot Noss
Name: Elliot Noss
Title: President

[Signature Page to Asset Purchase Agreement]

SELLERS:

NETNAMES EUROPEAN HOLDINGS APS

By:	/s/ James Stoltzfus
Name: James Stoltzfus
Title: Director

CSC ADMINISTRATIVE SERVICES LIMITED UK

By:	/s/ James Stoltzfus
Name: James Stoltzfus
Title: Director

[Signature Page to Asset Purchase Agreement]

GUARANTOR AND SELLER REPRESENTATIVE:

CORPORATION SERVICE COMPANY

By:	/s/ Rodman Ward III
Name: Rodman Ward III
Title: President and CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Transferred Subsidiary Bill of Sale, Assignment and Assumption Agreement

[See attached.]

Exhibit B

Working Capital Statement

[See attached.]

Exhibit C

Calculation of Closing Prepaid Fees

[See attached.]